Execution Version

Term Loan Credit CUSIP Number: 84860TAE9

TERM LOAN AGREEMENT
Dated as of November 3, 2015
among
SPIRIT REALTY, L.P.,
a Delaware limited partnership,
as Borrower
VARIOUS FINANCIAL INSTITUTIONS,
as Lenders
and
BANK OF AMERICA, N.A.,
as Administrative Agent
__________________
J.P. MORGAN SECURITIES LLC
and SUNTRUST ROBINSON HUMPHREY, INC.,
as Syndication Agents

U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agent

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, J.P. MORGAN SECURITIES LLC and SUNTRUST ROBINSON HUMPHREY, INC.,
Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

		Page
ARTICLE I	Definitions
Section 1.1	Definitions	1
Section 1.2	Accounting Matters	32
Section 1.3	Interpretation	32
Section 1.4	Financial Attributes of Non-Wholly Owned Subsidiaries	32
ARTICLE II	Credit Facility	63
Section 2.1	Loans	33
Section 2.2	Rates and Payment of Interest on Loans	34
Section 2.3	Number of Interest Periods	35
Section 2.4	Repayment of Loans	35
Section 2.5	Prepayments and Reborrowings	36
Section 2.6	Continuation	36
Section 2.7	Conversion	37
Section 2.8	Notes	37
Section 2.9	Reductions of the Commitment	38
Section 2.10	Extension of Term Loan Maturity Date	38
Section 2.11	Amount Limitations	39
Section 2.12	Increase in Commitments	39
ARTICLE III	Payments, Fees and Other General Provisions	66
Section 3.1	Payments	41
Section 3.2	Pro Rata Treatment	41
Section 3.3	Sharing of Payments, Etc	42
Section 3.4	Several Obligations	43
Section 3.5	Fees	43
Section 3.6	Computations	43
Section 3.7	Usury	44
Section 3.8	Statements of Account	44
Section 3.9	Defaulting Lenders	44
Section 3.10	Taxes	46
ARTICLE IV	Intentionally Omitted
ARTICLE V	Yield Protection, Etc	73
Section 5.1	Additional Costs; Capital Adequacy	50
Section 5.2	Suspension of Eurodollar Loans	52
Section 5.3	Illegality	53
Section 5.4	Compensation	53
Section 5.5	Treatment of Affected Loans	53
Section 5.6	Affected Lenders	54
Section 5.7	Change of Lending Office	55
Section 5.8	Assumptions Concerning Funding of Eurodollar Loans	55
ARTICLE VI	Conditions Precedent
Section 6.1	Initial Conditions Precedent	55
Section 6.2	Conditions Precedent to All Loans	57

i

SCHEDULE 1.1(a)	Commitment Amounts and Pro Rata Shares

SCHEDULE 1.1(b)	List of Loan Parties

SCHEDULE 1.1(d)	Unencumbered Pool Assets

SCHEDULE 7.1(e)	Litigation

SCHEDULE 7.1(n)	Affiliate Transactions

EXHIBIT A	Form of Assignment and Assumption Agreement

EXHIBIT B	Form of Guaranty

EXHIBIT C	Form of Notice of Borrowing

EXHIBIT D	Form of Notice of Continuation

EXHIBIT E	Form of Notice of Conversion

EXHIBIT F	Form of Notice of Prepayment

EXHIBIT G	Form of Note

EXHIBIT H	Forms of U.S. Tax Compliance Certificates

EXHIBIT I	Form of Compliance Certificate

TERM LOAN AGREEMENT
THIS TERM LOAN AGREEMENT (this “Agreement”), dated as of November 3, 2015, is by and among SPIRIT REALTY, L.P., a Delaware limited partnership (the “Borrower”), each of the financial institutions initially a signatory hereto together with their successors and assignees under Section 13.5, and BANK OF AMERICA, N.A., as Administrative Agent.
WHEREAS, the Administrative Agent and the Lenders desire to make available to the Borrower a term loan facility in the initial amount of $325,000,000, on the terms and conditions contained herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions.
In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:
“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.
“Additional Costs” has the meaning given to such term in Section 5.1(b).
“Adjusted EBITDA” means, for any given period, (a) the EBITDA of Spirit REIT and its Subsidiaries determined on a consolidated basis for such period minus (b) the Reserve for Replacements. Spirit REIT’s Ownership Share of the Adjusted EBITDA of its Unconsolidated Affiliates will be included when determining the Adjusted EBITDA of Spirit REIT.
“Administrative Agent” means Bank of America, N.A. in its capacity as administrative agent under any of the Loan Documents, or any successor Administrative Agent appointed pursuant to Section 12.6.
“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.
“Affected Lender” has the meaning given to such term in Section 5.6.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Agreement Date” means the date as of which this Agreement is dated.
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.
“Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Applicable Margin” shall be determined based upon the ratio of Total Indebtedness to Total Asset Value as set forth in the Ratio Based Pricing Grid below (and initially will be based upon such ratio as of the last day of the most recently ended fiscal quarter for which financial statements are available on the Agreement Date); provided that if the Borrower obtains at least two Credit Ratings of BBB- or better from S&P or Fitch or Baa3 or better from Moody’s, the Borrower may irrevocably elect that pricing be based on the Ratings Based Pricing Grid below.
If the Borrower elects that pricing be based on the Ratings Based Pricing Grid, thereafter the Applicable Margin shall be determined based upon the Credit Ratings given to the Borrower by S&P, Moody’s and Fitch, as follows: If the Borrower has at least two of such Credit Ratings, then the Applicable Margin will be based on the highest such Credit Rating unless the difference between the highest Credit Rating and the lowest Credit Rating is two or more rating levels, in which case the Applicable Margin will be based on the Credit Rating level that is one level below the highest Credit Rating. If the Borrower has only one of such Credit Ratings, then such Credit Rating shall apply. If the Borrower has none of such Credit Ratings, then the highest pricing will apply.
Ratio Based Pricing Grid

Level	Ratio of Total Indebtedness to Total Asset Value	Applicable Margin (Eurodollar Loans) (bps)	Applicable Margin (Base Rate Loans) (bps)
1	< 45%	135	35
2	≥ 45% and < 50%	145	45
3	≥ 50% and < 55%	160	60
4	≥ 55%	180	80

Ratings Based Pricing Grid

Level	Credit Ratings (S&P/ Moody’s/ Fitch)	Applicable Margin (Eurodollar Loans) (bps)	Applicable Margin (Base Rate Loans) (bps)
1	≥ A- / A3 / A-	90	0
2	BBB+ / Baa1 / BBB+	95	0
3	BBB / Baa2 / BBB	110	10
4	BBB- / Baa3 / BBB-	135	35
5	< BBB- / Baa3 / BBB- or unrated	175	75

Effective on the Effective Date, Level 2 of the Ratio Based Pricing Grid shall apply. Each change in the Applicable Margin shall be effective commencing on the fifth Business Day following the earlier to occur of (A) the Administrative Agent’s receipt of notice from the Borrower of an applicable change in the Credit Rating levels and (B) the Administrative Agent’s actual knowledge of an applicable change in the Credit Rating levels (or, if the Ratio Based Pricing Grid is applicable, one Business Day after the delivery of the Compliance Certificate for each quarter).
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.
“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities, LLC and Suntrust Robinson Humphrey, Inc.
“Assignment and Assumption” means an Assignment and Assumption Agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.5), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.
“Audited Financial Statements” means the audited consolidated balance sheet of Spirit REIT for the fiscal year ended December 31, 2014 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, including the notes thereto.
“Availability End Date” means April 29, 2016.
“Availability Period” means, the period from the Effective Date to the earliest of (a) the Availability End Date, (b) the date of termination of the Commitment of each Lender pursuant to

Section 2.9 and (c) the date of termination of the Commitment of each Lender pursuant to Section 11.2.
“Bank of America” means Bank of America, N.A. and its successors.
“Bankruptcy Code” means the Bankruptcy Code of 1978.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means a Loan (or any portion thereof) bearing interest at a rate based on the Base Rate.
“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by the Borrower.
“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.
“Borrower Information” has the meaning given to such term in Section 2.2(c).
“Business Day” means (a) any day other than a Saturday, Sunday or other day on which commercial banks in New York City or in the state where the Principal Office is located are authorized or required to be closed under the laws of such jurisdiction, or are in fact closed and (b) to the extent such day relates to a Eurodollar Loan, a day on which the London interbank market is open for dealings in Dollars.
“Capitalization Rate” means seven and one-half percent (7.50%).
“Capitalized Lease Obligations” means obligations under a lease (or other arrangement conveying the right to use property) to pay rent or other amounts that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.
“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one (1) year from the date acquired; (b) certificates of deposit with maturities of not more than one (1) year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the

Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short‑term commercial paper rating of at least A‑2 or the equivalent by S&P or Fitch or at least P‑2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven (7) days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A‑2 or the equivalent thereof by S&P or Fitch or at least P‑2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one (1) year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940 that have net assets of at least $500,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.
“Commitment” means, as to each Lender, such Lender’s obligation to make Loans pursuant to Section 2.1, in an amount up to, but not exceeding the amount set forth for such Lender on Schedule 1.1(a) as such Lender’s “Commitment Amount” or as set forth in any applicable Assignment and Assumption, or agreement executed by a Person becoming a Lender in accordance with Section 2.12, as the same may be reduced from time to time pursuant to Section 2.9 or increased or reduced as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 13.5 or increased as appropriate to reflect any increase effected in accordance with Section 2.12.
“Commitment Percentage” means, as to each Lender with a Commitment, the ratio, expressed as a percentage, of (a) the amount of such Lender's Commitment to (b) the aggregate amount of the Commitments of all Lenders; provided that if at the time of determination the Commitments have been terminated or been reduced to zero (0), the “Commitment Percentage” of each Lender with a Commitment shall be the “Commitment Percentage” of such Lender in effect immediately prior to such termination or reduction (after giving effect to any assignments made by or to such Lender).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.).
“Compliance Certificate” has the meaning given to such term in Section 9.3.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Continue”, “Continuation” and “Continued” each refers to the continuation of a Eurodollar Loan from one (1) Interest Period to another Interest Period pursuant to Section 2.6.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.7.
“Credit Event” means the making (or deemed making) of any Loan.
“Credit Rating” means the rating assigned by a Rating Agency to the senior unsecured long term Indebtedness of a Person.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.
“Default” means any of the events specified in Section 11.1, whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.
“Defaulting Lender” means, subject to Section 3.9(c), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9(c)) upon delivery of written notice of such determination to the Borrower and each Lender.
“Derivatives Contract” means a “swap agreement” as defined in Section 101 of the Bankruptcy Code.
“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one (1) or more mid-market quotations or estimates provided by any recognized dealer or advisory services firm specializing in debt and Derivatives Contracts and markets (which may include the Administrative Agent, any Lender, any Specified Derivatives Provider or any Affiliate of any of them).
“Development Asset” means a Property or Hybrid Asset currently under development that has not achieved an Occupancy Rate of eighty-five percent (85%) or more or, subject to the last sentence of this definition, on which the on-site improvements (other than tenant improvements on unoccupied space) related to the Property or Hybrid Asset, as applicable, have not been substantially completed. With respect to Properties, the term “Development Asset” shall include real property of the type described in the immediately preceding sentence that satisfies both of the following conditions: (i) it is to be (but has not yet been) acquired by Spirit REIT, the Borrower, any Subsidiary or any Unconsolidated Affiliate upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition, and (ii) a third party is developing such property using the proceeds of a loan that is Guaranteed by, or is otherwise recourse to, Spirit REIT, the Borrower, any Subsidiary or any Unconsolidated Affiliate. A Development Asset on which all on-site improvements (other than tenant improvements on unoccupied space) of such Development Asset have been completed for at least twelve (12) months shall cease to constitute a Development Asset notwithstanding the fact that such Development Asset has not achieved an Occupancy Rate of at least eighty-five percent (85%). For the avoidance of doubt, any Property or Hybrid Asset (a) that is being repositioned or redeveloped for a period of not more than nine (9) months or (b) on which the underlying tenant or borrower is paying rent or debt service to Spirit REIT or a Subsidiary, is an Eligible Asset and not a Development Asset.
“Dollars” or “$” means the lawful currency of the United States of America.
“EBITDA” means, with respect to a Person for any period and without duplication: (a) net income (loss) of such Person for such period determined on a consolidated basis excluding the following (but only to the extent included in determining net income (loss) for such period): (i) depreciation and amortization; (ii) interest expense; (iii) income tax expense; (iv) extraordinary or nonrecurring items, including gains and losses from the sale of Properties; (v) arrangement fees, upfront fees, underwriting fees, amendment fees and similar fees, costs and expenses incurred in connection with (without duplication) (A) the negotiation, documentation and/or closing of this

Agreement or any other debt financing and any amendment, supplement or other modification hereto or thereto, (B) any business combination, acquisition, merger, disposition or recapitalization and (C) any capital markets transaction, including any redemption or exchange of indebtedness, defeasance, consent solicitation or similar transaction; and (vi) equity in net income (loss) of its Unconsolidated Affiliates; plus (b) such Person’s Ownership Share of EBITDA of its Unconsolidated Affiliates. EBITDA shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles pursuant to FASB ASC 805. For purposes of this definition, nonrecurring items shall be deemed to include (v) gains and losses on early extinguishment of Indebtedness, (w) severance and other restructuring charges (whether cash or non-cash), (x) transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP, (y) impairment losses, and (z) equity based, non-cash compensation. Spirit REIT’s Ownership Share of the EBITDA of its Unconsolidated Affiliates will be included when determining the EBITDA of Spirit REIT.
“Effective Date” means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 6.1 shall have been fulfilled or waived.
“Eligible Asset” means a Property or Hybrid Asset which satisfies all of the following requirements: (a) such Property or Hybrid Asset, as applicable, is fully developed as a retail, office or industrial Property (provided that Properties or Hybrid Assets, as applicable, being repositioned or redeveloped for a period of not more than nine months shall be considered fully developed); (b) such Property or Hybrid Asset, as applicable, is wholly owned (directly or indirectly) in fee simple, or leased under a Ground Lease, by the Borrower or a Wholly Owned Subsidiary; (c)  such Property or Hybrid Asset, as applicable, is located in a State of the United States of America or in the District of Columbia; (d) regardless of whether such Property or Hybrid Asset, as applicable, is owned by the Borrower or a Subsidiary, the Borrower has the right directly, or indirectly through a Subsidiary, to take the following actions without the need to obtain the consent of any Person: (i) to create Liens on such Property or Hybrid Asset, as applicable, as security for Indebtedness of the Borrower or such Subsidiary, as applicable, and (ii) to sell, transfer or otherwise dispose of such Property or Hybrid Asset, as applicable; (e) neither such Property or Hybrid Asset, as applicable, nor if such Property or Hybrid Asset, as applicable, is owned by a Subsidiary, any of the Borrower’s direct or indirect ownership interest in such Subsidiary, is subject to (i) any Lien other than Permitted Liens (but not Permitted Liens described in clause (g) of the definition of that term except to the extent agreed to by the parties to the Existing Credit Agreement prior to the effectiveness thereof) or (ii) any Negative Pledge; (f) if such Property or Hybrid Asset, as applicable, is owned or leased by a Subsidiary, then such Subsidiary shall not have incurred or be liable for any recourse Indebtedness unless such Subsidiary has guaranteed all obligations of the Borrower hereunder, provided that a Property or Hybrid Asset may be an Eligible Asset notwithstanding this clause (f) so long as the aggregate amount of recourse Indebtedness of Subsidiaries that have not guaranteed the obligations of the Borrower hereunder does not exceed, in the aggregate for all such Subsidiaries, $25,000,000; and (g) such Property or Hybrid Asset, as applicable, is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters that, individually or collectively, are not material to the profitable operation of such Property or Hybrid Asset, as applicable.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed).
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.
“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to environmental protection or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.
“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination, excluding any debt instrument convertible into equity securities of Spirit REIT or any of its Subsidiaries.
“Equity Issuance” means any issuance or sale by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.
“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i)  the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).
“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.
“Eurodollar Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”
“Eurodollar Rate” means:

(a)
for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)
for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; and

(c)	if the Eurodollar Rate shall be less than zero (0), such rate shall be deemed zero (0) for purposes of this Agreement;
provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
“Event of Default” means any of the events specified in Section 11.1, provided that any requirement for notice or lapse of time or any other condition has been satisfied.
“Excluded Subsidiary” means (1) any Subsidiary (a) holding title to assets that are or are to become collateral for any Secured Indebtedness of such Subsidiary and (b) that is prohibited from Guarantying the Indebtedness of any other Person pursuant to (i) any document, instrument or agreement evidencing such Secured Indebtedness or (ii) a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Indebtedness, or (2) any Warehouse Entity so long as at all times prior to securitization the assets of such Warehouse Entity shall satisfy the requirements of clauses (d) and (e) of the definition of “Eligible Asset”.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Loan Party for or the Guarantee of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the Guarantee of such Loan Party or the grant of such Lien becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Loan Party, including under Section 31 of the Guaranty). If a Swap Obligation arises under a master agreement governing more than one (1) swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or Lien is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.6) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10(g) and (d) any Taxes imposed under FATCA.
“Existing Credit Agreement” means the Credit Agreement, dated as of March 31, 2015 among the Borrower, the various financial institutions party thereto and Wells Fargo Bank, National Association, as administrative agent.
“Fair Market Value” means, (a) with respect to a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any intergovernmental agreement entered into in connection with the implementation of such Sections of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means (a) the fee letter, dated as of September 30, 2015, between the Borrower and the Administrative Agent and (b) the fee letter, dated as of September 30, 2015, among the Borrower, the Arrangers, Bank of America, JPMorgan Chase Bank, N.A. and SunTrust Bank.
“Fees” means the fees and commissions provided for or referred to in Section 3.5 and any other fees payable by the Borrower hereunder or under any other Loan Document.
“FIRREA” means the Financial Institution Recovery, Reform and Enforcement Act of 1989.
“Fitch” means Fitch, Inc. and its successors.
“Fixed Charges” means, with respect to any Person and for a fiscal quarter: (a) the Interest Expense of such Person payable in cash and accrued for such quarter (excluding, to the extent included therein, amortization of (i) fees previously paid in cash and (ii) discounts and premiums on debt), plus (b) the aggregate amount of all regularly scheduled principal payments on Indebtedness payable by such Person during such quarter (excluding balloon, bullet or similar payments of principal due upon the stated maturity of Indebtedness), plus (c) the aggregate amount of all Preferred Dividends payable in cash by such Person during such quarter, all determined on a consolidated basis in accordance with GAAP. Spirit REIT’s Ownership Share of the Fixed Charges of its Unconsolidated Affiliates will be included when determining the Fixed Charges of Spirit REIT.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.
“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including the Federal Deposit Insurance

Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.
“Ground Lease” means a ground lease containing terms and conditions customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease, including the following: (a) a remaining term (including any unexercised extension options exercisable at the ground lessee’s sole election with no veto or approval rights by ground lessor or any lender to such ground lessor other than customary requirements regarding no event of default) of thirty (30) years or more from March 31, 2015; (b) the right of the lessee to mortgage and encumber its interest in the leased property, and to amend the terms of any such mortgage or encumbrance, in each case, without the consent of the lessor, or if the consent of lessor is required, such consent cannot be unreasonably withheld, conditioned or delayed, whether by contract or applicable law, or is subject to satisfaction of objective criteria not constituting a discretionary approval; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) acceptable transferability of the lessee’s interest under such lease, including ability to sublease; (e) acceptable limitations on the use of the leased property; and (f) clearly determinable rental payment terms which in no event contain profit participation rights.
“Guaranteed Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Loan Party under any Specified Derivatives Contract (other than any Excluded Swap Obligation).
“Guarantor” means any Person that is party to the Guaranty as a “Guarantor” and shall in any event include Spirit REIT and each Material Subsidiary that is required to be a Guarantor pursuant to Section 8.14.
“Guaranty”, “Guaranteed”, “Guarantying” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit, or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. Obligations under guaranties of customary exceptions constituting Nonrecourse Indebtedness shall not be deemed to give rise to Indebtedness or otherwise constitute a Guaranty except as otherwise provided in the definition of “Nonrecourse Indebtedness”. As the context requires, “Guaranty” shall also mean the guaranty executed and delivered pursuant to Section 6.1 or 8.14 and substantially in the form of Exhibit B.
“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.
“Hybrid Asset” means a parcel of Property (a) the fee interest of which is owned by, or is subject to a Ground Lease under which the lessee is, the Borrower or one of its Subsidiaries (the “Base Property”), which Base Property is leased to a tenant with Indebtedness owing to the Borrower or such Subsidiary secured by a first-priority mortgage or deed of trust on improvements located on such Base Property, and (b) which has been designated in writing by the Borrower to the Administrative Agent (which designation may occur at any time) as a “Hybrid Asset”.
“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): all monetary obligations of such Person (i) for borrowed money, (ii) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (iii) evidenced by bonds, debentures, notes or similar instruments, (iv) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or for services rendered; (v) in respect of Capitalized Lease Obligations; (vi) in respect of reimbursement obligations under letters of credit or acceptances, in each case to the extent drawn upon; (vii) in respect of Off-Balance Sheet Obligations that constitute Indebtedness; (viii) to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (ix) in respect of net obligations under any Derivatives Contract not entered into as a hedge against interest rate risk in respect of existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof (but in no event less than zero); (x) in respect of Indebtedness of other Persons that such Person has guaranteed or that is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to non-recourse liability and contingent guarantees the conditions for which have not accrued); and (xi) in respect of Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation. Indebtedness of a Person shall include Indebtedness of any other Person to the extent such Indebtedness is recourse to such first Person. For the avoidance of doubt, Indebtedness shall not include (i) regular quarterly dividends or year-end dividends to maintain REIT status or (ii) trade payables and accrued expenses (including deferred tax liabilities) incurred in the ordinary course of business or for which reserves in accordance with GAAP or otherwise reasonably acceptable to the Administrative Agent have been provided.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.
“Interest Expense” means, with respect to a Person and for any period, without duplication, total interest expense of such Person, including capitalized interest not funded under a construction loan interest reserve account, determined on a consolidated basis in accordance with GAAP for such period. Spirit REIT’s Ownership Share of the Interest Expense of its Unconsolidated Affiliates will be included when determining the Interest Expense of Spirit REIT.
“Interest Period” means, with respect to each Eurodollar Loan, each period commencing on the date such Eurodollar Loan is made, is Converted from a Base Rate Loan or is Continued for a new Interest Period on the last day of the preceding Interest Period for such Loan, and ending on the numerically corresponding day in the first, third or sixth calendar month thereafter, as applicable, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) if any Interest Period for a Loan would otherwise end after the Term Loan Maturity Date, such Interest Period shall end on the Term Loan Maturity Date; and (ii) each Interest Period that would otherwise end on a day that is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).
“Internal Revenue Code” means the Internal Revenue Code of 1986.
“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested minus the amount received from such investment, without adjustment for subsequent increases or decreases in the value of such Investment.
“Lender” means each financial institution having a Commitment or, if the Commitments have terminated, holding any Loan; provided “Lender”, except as otherwise expressly provided herein, shall exclude any Lender (or its Affiliates) in its capacity as a Specified Derivatives Provider.
“Lender Parties” means, collectively, the Administrative Agent, the Lenders, the Specified Derivatives Providers, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 11.5, any other holder from time to time of any of the Obligations and, in each case, their respective successors and permitted assigns.
“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.
“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, hypothecation, assignment, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the UCC or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien.
“Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1.
“Loan Document” means this Agreement, each Note, the Guaranty, the Fee Letters and each other document or instrument specified by the Borrower and the Administrative Agent as a “Loan Document” (other than any Specified Derivatives Contract).
“Loan Party” means each of the Borrower, each other Person who guarantees all or a portion of the Obligations and/or who pledges any collateral to secure all or a portion of the Obligations. Schedule 1.1(b) sets forth the Loan Parties in addition to the Borrower as of the Agreement Date.
“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in the case of each of clauses (a) through (c), on or prior to the Term Loan Maturity Date.
“Marketable Securities” means (a) common or preferred Equity Interests of Persons located in, and formed under the laws of, any State of the United States of America or the District of Columbia, which Equity Interests are subject to price quotations (quoted at least daily) on The NASDAQ Stock Market’s National Market System or have trading privileges on the New York Stock Exchange, the American Stock Exchange or another recognized national United States securities exchange and (b) securities evidencing Indebtedness issued by Persons located in, and formed under the laws of, any State of the United States or America or the District of Columbia, which Persons have a Credit Rating of BBB- or higher from S&P or Fitch, Baa3 or higher from Moody’s, or an equivalent or higher rating from another Rating Agency.
“Material Acquisition” means the acquisition by Spirit REIT and its Subsidiaries of real property assets or portfolios of such assets or operating businesses if, after giving effect thereto, the aggregate amount of all such acquisitions during the 12-month period ending on the date of such acquisition is equal to or greater than 7.5% of Total Asset Value.
“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under the Loan Documents (taken as a whole) to which it is a party, (c) the ability of the Loan Parties (taken as a whole) to perform their obligations under the Loan Documents (taken as a whole) to which they are party, (d) the validity or enforceability of the Loan Documents (taken as a whole), (e) the rights and remedies of the Lenders and the Administrative Agent under any of the Loan Documents or (f) the timely payment of the principal of or interest on the Loans.
“Material Contract” means any contract or other arrangement (other than Loan Documents and Specified Derivatives Contracts), whether written or verbal, to which the Borrower, any Subsidiary or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.
“Material Subsidiary” means any Subsidiary to which more than ten percent (10%) of Total Asset Value is attributable on an individual basis, provided that any entity that is jointly owned by a third party unaffiliated with Spirit REIT, the Borrower or their respective Subsidiaries as party of a joint venture shall not be a Material Subsidiary.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six-year period.
“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.
“Net Operating Income” means:
(a) for any period and any Property, the difference (if positive) between: (i) total revenues (as determined in accordance with GAAP) attributable to such Property during such period, including rents, additional rents (including tenant reimbursement income for expenses not excluded from the description in clause (ii) below) and all other revenues (including minimum lease payments from direct financing leases) from such Property, as well as proceeds from rent/payment loss or business interruption insurance, condemnation awards to the extent relating to lost usage compensation, lease termination fees and legal settlements or awards related to lease or loan payments (but not in excess of the actual rent/payments otherwise payable), but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent/payments, minus (ii) all expenses paid (excluding interest but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Property, including property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding (x) any of the foregoing to the extent included in imputed management fee referred to in clause (iv) below as reasonably determined by the Borrower, (y) any general overhead expenses of Spirit REIT and its Subsidiaries and (z) any property management fees), in each case to the extent not covered by the tenant as required in the lease agreement, minus (iii) the Reserve for Replacements for such Property as of the end of such period, minus (iv) an imputed management fee in an amount equal to the greater of actual management fees incurred or 1% of the gross revenues for such Property for such period, minus (v) all rents received from tenants or licensees or guarantors of any of the foregoing (A) that are in default of payment or other material monetary obligations under their lease for sixty (60) days or more or (B) that are subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief proceeding and, with respect to tenants or licensees or guarantors of any of the foregoing in bankruptcy or similar proceedings, have filed a motion to reject their lease or license respectively in such proceeding; and

(b) for any Hybrid Asset and for a given period, the following (without duplication and determined on a consistent basis with prior periods): (i) mortgage payments (principal and interest) received for such Hybrid Asset, plus (ii) ground lease rents received for such Hybrid Asset, minus (iii) all such amounts received from tenants, licensees or mortgagees or guarantors of any of the foregoing (A) that are in default of payment or other material monetary obligations under their lease or mortgage for sixty (60) days or more or (B) that are subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief proceeding, are in default of payment obligations under their lease and, with respect to tenants or licensees in bankruptcy or similar proceedings, have filed a motion to reject their lease or license respectively in such proceeding.
For purposes of determining Net Operating Income, to the extent that greater than five percent (5%) of Net Operating Income is attributable to leases or Hybrid Assets where the mortgagee, tenant or licensee or any guarantor thereunder is subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief proceeding, such excess shall be excluded. Additionally, Net Operating Income shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of above and below market rent intangibles pursuant to FASB ASC 805.
“Net Proceeds” means with respect to an Equity Issuance by a Person, the aggregate amount of all cash and the Fair Market Value of all other property (other than securities of such Person being converted or exchanged in connection with such Equity Issuance) received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other customary exceptions to nonrecourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.
“Note” means a promissory note made by the Borrower, substantially in the form of Exhibit G, payable to a Lender in a principal amount equal to the amount of such Lender’s Commitment.
“Notice of Borrowing” means a notice substantially in the form of Exhibit C-1 or C-2, as applicable (or such other form reasonably acceptable to the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) and containing the information required in such Exhibit), appropriately completed and signed by a Responsible Officer of the Borrower.

“Notice of Continuation” means a notice substantially in the form of Exhibit D (or such other form reasonably acceptable to the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) and containing the information required in such Exhibit), appropriately completed and signed by a Responsible Officer of the Borrower.
“Notice of Conversion” means a notice substantially in the form of Exhibit E (or such other form reasonably acceptable to the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) and containing the information required in such Exhibit), appropriately completed and signed by a Responsible Officer of the Borrower.
“Notice of Prepayment” means a notice substantially in the form of Exhibit F (or such other form reasonably acceptable to the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) and containing the information required in such Exhibit), appropriately completed and signed by a Responsible Officer of the Borrower.
“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; and (b) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Administrative Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note. For the avoidance of doubt, “Obligations” shall not include any indebtedness, liabilities, obligations, covenants or duties in respect of Specified Derivatives Contracts.
“Occupancy Rate” means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Property occupied by tenants that are not Affiliates of the Borrower pursuant to binding leases as to which no monetary default has occurred and has continued unremedied for thirty (30) or more days to (b) the aggregate net rentable square footage of such Property.
“Off-Balance Sheet Obligations” means, with respect to a Person: (a) obligations of such Person in respect of any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person has sold, conveyed or otherwise transferred, or granted a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose Subsidiary or Affiliate of such Person; (b) obligations of such Person under a sale and leaseback transaction that does not create a liability on the balance sheet of such Person; (c) obligations of such Person under any so-called “synthetic” lease transaction; (d) obligations of such Person under any other transaction which is the functional equivalent of, or takes the place of, a borrowing but which does not constitute a liability on the balance sheet of such Person; and (e) in the case of Spirit REIT, liabilities and obligations of Spirit REIT, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which Spirit REIT would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of Spirit REIT’s report on Form 10‑Q or Form 10‑K (or their equivalents) which Spirit REIT is required to file with the SEC.
“OFAC” has the meaning given to such term in Section 7.1(r).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.6).
“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.
“Participant” has the meaning given to such term in Section 13.5(d).
“Participant Register” has the meaning given to such term in Section 13.5(d).
“Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.
“Permitted Liens” means, with respect to any asset or property of a Person, (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) which are not at the time required to be paid or discharged under Section 8.6, (b) the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in each case, are not at the time required to be paid or discharged under Section 8.6; (c) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (d) assessment liens and periodic changes imposed under recorded covenants, conditions and restrictions, in each case not yet delinquent, and Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the intended use thereof in the business of such Person; (e) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (f) Liens in favor of the Administrative Agent for its benefit and the benefit of the other Lender Parties; and (g) Liens in existence on March 31, 2015 described on Schedule 1.1(c) to the Existing Credit Agreement.
“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.
“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
“Platform” has the meaning specified in Section 9.6.
“Post-Default Rate” means, in respect of any principal of any Loan, the rate otherwise applicable plus an additional two percent (2.0)% per annum and with respect to any other Obligation, a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans plus two percent (2.0%).
“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by Spirit REIT or a Subsidiary. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests, (b) paid or payable to Spirit REIT or a Subsidiary, or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.
“Preferred Equity Interests” means, with respect to any Person, Equity Interests in such Person that are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Principal Office” means the office of the Administrative Agent located at Chicago, Illinois, or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Borrower and the Lenders.
“Pro Rata Share” means, as to each Lender, the ratio, expressed as a percentage of (a) the amount of such Lender’s Commitment to (b) the aggregate amount of the Commitments of all Lenders; provided that if at the time of determination the Commitments have terminated or been reduced to zero, the “Pro Rata Share” of each Lender shall be the ratio, expressed as a percentage of (A) the unpaid principal amount of all outstanding Loans of such Lender to (B) the sum of the aggregate unpaid principal amount of all outstanding Loans of all Lenders as of such date. If at the time of determination the Commitments have terminated and there are no outstanding Loans, then the Pro Rata Shares of the Lenders shall be determined as of the most recent date on which Commitments were in effect or Loans were outstanding.
“Property” means a parcel (or group of related parcels) of real property owned or developed (or to be developed) by Spirit REIT, the Borrower, any Subsidiary or any Unconsolidated Affiliate.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Plan” means a Benefit Arrangement or a Plan that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.
“Rating Agency” means S&P, Fitch, Moody’s or any other nationally recognized securities rating agency selected by the Borrower and approved of by the Administrative Agent in writing (which approval shall not be unreasonably withheld, conditioned or delayed).
“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.
“Register” has the meaning given to such term in Section 13.5(c).
“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy or liquidity. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.
“REIT” means a Person qualifying for treatment as a “real estate investment trust” under Section 856 of the Internal Revenue Code.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, shareholders, directors, officers, employees, agents, counsel, other advisors and representatives of such Person and of such Person’s Affiliates.
“Requisite Lenders” means, as of any date, (a) Lenders having more than fifty percent (50%) of the aggregate amount of the Commitments of all Lenders, or (b) if the Commitments have been terminated or reduced to zero (0), the Lenders holding more than fifty percent (50%) of the principal amount of the aggregate outstanding Loans; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two (2) or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two (2) Lenders.
“Reserve for Replacements” means, for any period and with respect to any Property or Hybrid Asset, an amount equal to (i) (a) the aggregate square footage of all completed space of such Property or Hybrid Asset, as applicable, that is not subject to “triple net” leases, multiplied by (b) $0.10, multiplied by (c) the number of days in such period divided by (ii) three hundred sixty-five (365). If the term Reserve for Replacements is used without reference to any specific Property or Hybrid Asset, then it shall be determined on an aggregate basis with respect to all Properties and Hybrid Assets and the applicable Ownership Shares of all Properties and Hybrid Assets of all Unconsolidated Affiliates.
“Responsible Officer” means with respect to the Borrower or any Subsidiary, the chief executive officer, chief financial officer, treasurer or controller or any other financial officer of the Borrower or such Subsidiary, and, solely for purposes of notices given pursuant to Article II, any other officer or employee of such Person so designated by any of the foregoing officers in a notice to the Administrative Agent (and with respect to which the Administrative Agent has received a certificate of incumbency) or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.
“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of Spirit REIT or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Equity Interests to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of Spirit REIT or any of its Subsidiaries now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Spirit REIT or any of its Subsidiaries now or hereafter outstanding.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Indebtedness” means, with respect to a Person as of a given date, the aggregate principal amount of all Indebtedness of such Person outstanding on such date that is secured in any manner by any Lien on any property and, in the case of Spirit REIT, shall include (without duplication) Spirit REIT’s Ownership Share of the Secured Indebtedness of its Unconsolidated Affiliates, net of cash and Cash Equivalents held in any cash collateral and/or lender reserve account (which shall not include reserves and impounds for property operating expenses), which account is subject to a Lien or a Negative Pledge in relation to such Indebtedness or the disposition of which account is restricted in any way in relation to such Indebtedness.
“Securities Act” means the Securities Act of 1933.
“Solvent” means, when used with respect to any Person (or group of Persons), that (a) the fair value and the fair salable value of its (or their) assets (excluding any Indebtedness due from any Affiliate of such Person (or group of Persons)) are each in excess of the fair valuation of its (or their) total liabilities (including all contingent liabilities computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is (or group of Persons are) able to pay its (or their) debts or other obligations in the ordinary course as they mature; and (c) such Person (or group of Persons) has capital not unreasonably small to carry on its (or their) business and all business in which it proposes (or they propose) to be engaged.
“Specified Derivatives Contract” means any Derivatives Contract that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between or among any Loan Party and any Specified Derivatives Provider, and which was not prohibited by any of the Loan Documents when made or entered into.
“Specified Derivatives Provider” means any Person that (a) at the time it enters into a Derivatives Contract with a Loan Party, is a Lender or an Affiliate of a Lender or (b) at the time it (or its Affiliate) becomes a Lender (including on the Effective Date), is a party to a Specified Derivatives Contract with a Loan Party, in each case in its capacity as a party to such Specified Derivatives Contract.
“Spirit REIT” means Spirit Realty Capital, Inc., a Maryland corporation.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor.
“Subordinated Debt” means Indebtedness for money borrowed of the Borrower or any of its Subsidiaries that is subordinated in right of payment and otherwise to the Loans and the other Guaranteed Obligations in a manner reasonably satisfactory to the Administrative Agent.
“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP. Unless otherwise specified, all references to Subsidiaries herein shall refer to Subsidiaries of Spirit REIT.
“Substantial Amount” means, at the time of determination thereof, an amount in excess of ten percent (10.00%) of total consolidated assets (exclusive of depreciation) at such time of the Borrower and its Subsidiaries determined on a consolidated basis.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Tangible Net Worth” means, as of a given date, the stockholders’ equity of Spirit REIT and its Subsidiaries determined on a consolidated basis plus accumulated depreciation and amortization, minus (to the extent included when determining stockholders’ equity of Spirit REIT and its Subsidiaries): (a) the amount of any write-up in the book value of any assets reflected in any balance sheet resulting from revaluation thereof or any write‑up in excess of the cost of such assets acquired, and (b) the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, service marks, trade names, goodwill, treasury stock, experimental or organizational expenses and other like assets that would be classified as intangible assets under GAAP (other than lease intangible assets, net of lease intangible liabilities), all determined on a consolidated basis.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Maturity Date” means November 2, 2018 or such later date to which the Term Loan Maturity Date may be extended pursuant to Section 2.10.
“Total Asset Value” means, at a given time, the sum (without duplication) of all of the following of Spirit REIT and its Subsidiaries determined on a consolidated basis in accordance with GAAP applied on a consistent basis:
(a)    cash, Cash Equivalents (other than tenant deposits and other cash and Cash Equivalents that are subject to a Lien or a Negative Pledge or the disposition of which is restricted in any way), cash contained in any account established by or for the benefit of the Borrower or its Subsidiaries to effectuate a tax-deferred exchange in connection with the purchase and/or sale of Property, cash contained in master trust property release accounts and Marketable Securities; plus

(b)    (i) Net Operating Income for the most recent fiscal quarter ended for all Properties and Hybrid Assets owned for the full fiscal quarter most recently ended multiplied by four (4), divided by (ii) the Capitalization Rate; plus
(c)    the GAAP book value for any Property or Hybrid Asset acquired by the Borrower or such Subsidiary during the fiscal quarter most recently ended and owned as of the end of such fiscal quarter; plus
(d)    for any Property or Hybrid Asset owned as of the end of the fiscal quarter most recently ended that is below 85% Occupancy, but that has been less than 85% Occupancy for no more than 12 months, the greater of (i) 50% of the unimpaired GAAP book value of such Property, or (ii) the most recent fiscal quarter’s Net Operating Income from such Property multiplied by four and divided by the Capitalization Rate; plus
(e)    the GAAP book value of all Development Assets owned as of the end of the fiscal quarter most recently ended; plus
(f)    the GAAP book value of Unimproved Land owned as of the end of the fiscal quarter most recently ended; plus
(g)    the GAAP book value of Traditional Mortgage Receivables or notes receivable owned as of the end of the fiscal quarter most recently ended.
Spirit REIT’s Ownership Share of assets held by Unconsolidated Affiliates (excluding assets of the type described in the immediately preceding clause (a)) shall be included in the calculation of Total Asset Value consistent with the above described treatment for assets owned by the Borrower or a consolidated Subsidiary. For purposes of determining Total Asset Value: Net Operating Income from Development Assets, Properties and Hybrid Assets disposed of by the Borrower, any Subsidiary or any Unconsolidated Affiliate, as applicable, during the fiscal quarter most recently ended and from Properties and Hybrid Assets acquired by the Borrower, any Subsidiary or any Unconsolidated Affiliate, as applicable, during the fiscal quarter most recently ended shall, in each such case, be excluded from the immediately preceding clause (b).
The calculation of Total Asset Value shall be adjusted to eliminate the portion of each of the following types of assets that exceeds the limitation specified for such assets:

Type of Asset	Maximum Percentage of Total Asset Value
1. Properties and Hybrid Assets leased to Spirit REIT or any of its Subsidiaries under a ground lease	10%
2. Hybrid Assets	15%
3. Unimproved Land	5%
4. Marketable Securities (other than Cash Equivalents), Common Stock, Preferred Equity Interests and similar equity interests	5%
5. Traditional Mortgage Receivables and Notes Receivable	10%
6. Development Assets	10%
7. Unconsolidated Affiliates	15%
8. Total of items 3 through 7 above	35%

“Total Indebtedness” means, as to any Person as of a given date and without duplication: (a) all Indebtedness of such Person and its Subsidiaries determined on a consolidated basis, and (b) such Person’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person, net of cash and Cash Equivalents held in any cash collateral account and/or lender reserve account (which shall not include reserves and impounds for property operating expenses), subject to a Lien or a Negative Pledge or the disposition of which is restricted in any way.
“Traditional Mortgage Receivable” means any Indebtedness owing to the Borrower or its Subsidiaries which is secured by a first-priority mortgage or deed of trust on commercial real estate having a value in excess of the amount of such Indebtedness and which has been designated by the Borrower as a “Traditional Mortgage Receivable” in its most recent Compliance Certificate; provided that any such Indebtedness owed by an Unconsolidated Affiliate shall be reduced by the Borrower’s or such Subsidiary’s, as applicable, Ownership Share of such Indebtedness.
“Type” with respect to any Loan, refers to whether such Loan or portion thereof is a Eurodollar Loan or a Base Rate Loan.
“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.
“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person. Unless otherwise specified, all references to Unconsolidated Affiliates herein shall refer to Unconsolidated Affiliates of Spirit REIT.
“Unencumbered Asset Value” means, as of the last day of any fiscal quarter, the sum (without duplication) of all of the following of Spirit REIT and its Subsidiaries determined on a consolidated basis in accordance with GAAP applied on a consistent basis:

(a)    Unencumbered NOI for such fiscal quarter multiplied by four divided by the Capitalization Rate, plus
(b)     cash, Cash Equivalents (other than tenant deposits and other cash and cash equivalents that are subject to a Lien or a Negative Pledge or the disposition of which is restricted in any way), and cash contained in any accounts established by or for the benefit of the Borrower or its Subsidiaries to effectuate a tax-deferred exchange in connection with the purchase and/or sale of Property; plus
(c)    the GAAP book value of all Unencumbered Pool Assets that are Eligible Assets acquired during such fiscal quarter, plus
(d)    the GAAP book value of Traditional Mortgage Receivables or notes receivable owned as of the end of such fiscal quarter (in each case, not subject to a Lien or a Negative Pledge or the disposition of which is restricted in any way).
For purposes of determining Unencumbered Asset Value: (i) Unencumbered NOI from Unencumbered Pool Assets disposed of by Spirit REIT or any Subsidiary during the relevant fiscal quarter and from Unencumbered Pool Assets acquired by Spirit REIT or any Subsidiary during such fiscal quarter shall, in each case, be excluded from clause (a) above; (ii) to the extent the amount of Unencumbered Asset Value attributable to Unencumbered Pool Assets subject to Ground Leases would exceed 10% of Unencumbered Asset Value, such excess shall be excluded; (iii) to the extent the amount of Unencumbered Asset Value attributable to the sum of Traditional Mortgage Receivables and notes receivable would exceed 10% of Unencumbered Asset Value, such excess shall be excluded; (iv) to the extent the amount of Unencumbered Asset Value attributable to the sum of Traditional Mortgage Receivables, notes receivable and Hybrid Assets would exceed 15% of Unencumbered Asset Value, such excess shall be excluded; (v) to the extent the amount of Unencumbered Asset Value attributable to any single tenant, except for Shopko (which will be limited to 45% of Unencumbered Asset Value until June 30, 2016 and 30% of Unencumbered Asset Value thereafter, in each case with any excess being excluded), would exceed 25% of Unencumbered Asset Value, such excess shall be excluded; (vi) to the extent the amount of Unencumbered Asset Value attributable to any single industry (as set forth in Spirit REIT’s periodic filings with the SEC) would exceed 30% of Unencumbered Asset Value, such excess shall be excluded, provided that Unencumbered Asset Value from Properties leased to Shopko shall not be taken into account when calculating the limit in this clause (vi); (vii) to the extent that the amount of Unencumbered Asset Value attributable to Unimproved Land would exceed 5% of Unencumbered Asset Value, such excess shall be excluded; and (viii) to the extent that the amount of Unencumbered Asset Value attributable to Development Assets would exceed 10% of Unencumbered Asset Value, such excess shall be excluded. Marketable Securities (other than Cash Equivalents), Common Stock, Preferred Equity Interests and similar equity interests shall not be included when determining the Unencumbered Asset Value.
“Unencumbered NOI” means, for any fiscal quarter:
(a)    Net Operating Income for such fiscal quarter from all Properties that are Eligible Assets (provided that with respect to Properties not owned for the full quarter, only the Net

Operating Income for the period during which such Properties are owned by the Borrower or a Subsidiary shall be included); plus
(b)    the sum of mortgage payments (principal and interest) and ground lease rents from all Hybrid Assets that are Eligible Assets for such fiscal quarter (provided that with respect to Hybrid Assets not owned or leased for the full quarter, only the amount received during the period in which such Hybrid Assets are owned or leased by the Borrower or a Subsidiary shall be included); plus
(c)    solely when calculating the Unencumbered Interest Coverage Ratio, income from Traditional Mortgage Receivables and interest from notes receivable for such fiscal quarter.
For purposes of determining Unencumbered NOI when calculating the Unencumbered Interest Coverage Ratio, to the extent the amount of Unencumbered NOI attributable to clause (c) above would exceed 10% of Unencumbered NOI, such excess shall be excluded.
“Unencumbered Pool” means, collectively, all of the Unencumbered Pool Assets.
“Unencumbered Pool Asset” means any Property or Hybrid Asset that is (a) owned directly or indirectly by Spirit REIT, the Borrower or a wholly owned Subsidiary of Spirit REIT, (b) not subject to a lien that secures Indebtedness of any person or entity and (c) not subject to any negative pledge that would prohibit a pledge of such property or other asset to the Administrative Agent.
“Unimproved Land” means land on which no development (other than improvements that are not material and are temporary in nature) has occurred.
“Unsecured Indebtedness” means, with respect to a Person, Total Indebtedness of such Person minus Secured Indebtedness of such Person; provided that any recourse Indebtedness that is secured only by a pledge of Equity Interests shall be deemed to be Unsecured Indebtedness.
“Unsecured Interest Expense” means, with respect to a Person and for any period, the cash portion of all Interest Expense of such Person for such period attributable to Unsecured Indebtedness of such Person.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Tax Compliance Certificate” has the meaning given to such term in Section 3.10(g)(ii)(B)(III).
“Warehouse Entity” means a wholly-owned (directly or indirectly) Subsidiary that the Borrower has identified as an intended future issuer under the Master Funding securitizations programs sponsored by Spirit REIT.
“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.
“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means (a) the Borrower, (b) any other Loan Party, and (c) the Administrative Agent, as applicable.
Section 1.2    Accounting Matters.
Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP from time to time; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the appropriate Lenders pursuant to Section 13.6); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the preceding sentence, the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities.
Section 1.3    Interpretation.
For purposes of this Agreement and each other Loan Document, unless otherwise specified or the context otherwise requires, (a) any reference to a “Section”, an “Article”, an “Exhibit” or a “Schedule” is to a section, article, exhibit or schedule of the document in which such reference appears; (b) any reference to any document, instrument or agreement (including this Agreement) (i) includes all exhibits, schedules and other attachments hereto or thereto, (ii) includes all documents, instruments or agreements issued or executed in replacement hereof or thereof, to the extent permitted hereby or thereby and (iii) means such document, instrument or agreement, or replacement or predecessor hereto or thereto, as amended, supplemented, restated or otherwise modified from time to time (except to the extent prohibited hereby or thereby); (c) any reference to any law or regulation includes all statutory and regulatory provisions consolidating, amending, supplementing, replacing or interpreting such law or regulation; (d) each term stated in either the singular or plural includes the singular and plural; (e) a pronoun stated in the masculine, feminine or neuter gender includes the masculine, the feminine and the neuter; (f) any reference to an “Affiliate” means an Affiliate of Spirit REIT; (g) titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only and neither limit nor amplify the provisions of this Agreement; (h) the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation"; (i) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including;” and (k) all references to time are references to Central time daylight or standard, as applicable.
Section 1.4    Financial Attributes of Non-Wholly Owned Subsidiaries.
When determining the Applicable Margin and compliance by the Borrower with any financial covenant contained in any of the Loan Documents (a) only the Ownership Share of Spirit REIT of the financial attributes of a Subsidiary that is not a Wholly Owned Subsidiary shall be included and (b) Spirit REIT’s Ownership Share of the Borrower shall be deemed to be one hundred percent (100%).
ARTICLE II
CREDIT FACILITY
Section 2.1    Loans.
(a)    Making of Loans. Subject to the terms and conditions set forth in this Agreement, including Section 2.11, each Lender severally and not jointly agrees to make Loans in Dollars to the Borrower during the Availability Period, in an aggregate principal amount at any one time outstanding up to, but not exceeding, such Lender’s Commitment. Each borrowing of Loans shall be in the amount of $25,000,000 or a higher integral multiple of $100,000. Subject to the foregoing and to Section 2.11, Borrowers may borrow under this Section 2.1, prepay under Section 2.5 and reborrow under this Section 2.1.
(b)    Requests for Loans. Each borrowing of Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (i) telephone, or (ii) a Notice of Borrowing; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Notice of Borrowing. Each such notice (A) must be received by the Administrative Agent not later than 1:00 p.m. at least one (1) Business Day prior to the borrowing of Loans that are to be Base Rate Loans and at least three (3) Business Days prior to a borrowing of Loans that are to be Eurodollar Loans; and (B) shall specify the aggregate principal amount of the Loans to be borrowed, the date such Loans are to be borrowed (which shall be a Business Day), the Type of the requested Loans and, if such Loans are to be Eurodollar Loans, the initial Interest Period for such Loans. Each Notice of Borrowing shall be irrevocable and binding on the Borrower once given. Prior to delivering a Notice of Borrowing, the Borrower may (without specifying whether a Loan will be a Base Rate Loan or a Eurodollar Loan) request that the Administrative Agent provide the Borrower with the most recent Eurodollar Rate available to the Administrative Agent. The Administrative Agent shall provide such quoted rate to the Borrower on the date of such request or as soon as possible thereafter. The Borrower shall not make more than six (6) borrowings of Loans during the Availability Period (excluding any borrowing concurrently with any increase in the amount of the Loans pursuant to Section 2.12).

(c)    Funding of Loans. Promptly after receipt of a Notice of Borrowing under the immediately preceding subsection (b), the Administrative Agent shall notify each Lender of the proposed borrowing, the aggregate principal amount of Loans requested, the Type(s) of Loans requested, the initial Interest Period for any Eurodollar Loans specified in the notice of borrowing, and the principal amount of such Lender’s Loan. Each Lender shall deposit an amount equal to the Loan to be made by such Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds not later than 11:00 a.m. on the date of such proposed Loans. Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the Borrower the proceeds of such amounts received by the Administrative Agent either by (a) crediting the account of the Borrower on the books of Administrative Agent with the amount of such funds or (b) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent by the Borrower.
(d)    Assumptions Regarding Funding by Lenders. With respect to Loans to be made after the Effective Date, unless the Administrative Agent shall have been notified by any Lender that such Lender will not make available to the Administrative Agent a Loan to be made by such Lender in connection with any borrowing, the Administrative Agent may assume that such Lender will make the proceeds of such Loan available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Loan to be provided by such Lender. In such event, if such Lender does not make available to the Administrative Agent the proceeds of such Loan, then such Lender and the Borrower severally agree to pay to the Administrative Agent on demand the amount of such Loan with interest thereon, for each day from the date such Loan is made available to the Borrower to the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to such Loan. If the Borrower and such Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays to the Administrative Agent the amount of such Loan, the amount so paid shall constitute such Lender’s Loan included in the borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make available the proceeds of a Loan to be made by such Lender.
Section 2.2    Rates and Payment of Interest on Loans.
(a)    Rates. The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from the date of the making of such Loan to the date such Loan shall be paid in full, at the following per annum rates:

(i)    during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin for Base Rate Loans; and
(ii)    during such periods as such Loan is a Eurodollar Loan, at the Eurodollar Rate for such Loan for the Interest Period therefor, plus the Applicable Margin for Eurodollar Loans.
Notwithstanding the foregoing, while an Event of Default exists under Section 11.1(a), 11.1(e) or 11.1(f), or in the case of any other Event of Default, at the direction of the Requisite Lenders, the Borrower shall pay to the Administrative Agent for the account of each Lender, interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including accrued but unpaid interest to the extent permitted under Applicable Law).
(b)    Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) (A) if such Loan is a Base Rate Loan, monthly in arrears on the first (1st) day of each month, commencing with the first (1st) full calendar month occurring after the Agreement Date and upon any Conversion of a Base Rate Loan to a Eurodollar Loan on the principal amount so Converted, (B) if such Loan is a Eurodollar Loan, in arrears on the last day of the applicable Interest Period (and, in the case of Interest Periods longer than three (3) months, on each three (3) month anniversary of the commencement of such Interest Period in arrears), and (ii) on any date on which any portion of the principal balance of such Loan is paid (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate in accordance with Section 2.2(a) above shall be payable from time to time on demand by Administrative Agent. All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.
(c)    Borrower Information Used to Determine Applicable Interest Rates. The parties understand that the applicable interest rate for the Obligations and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lenders by the Borrower (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Administrative Agent, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information. The Administrative Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay such additional interest or fees due to the Administrative Agent, for the account of each Lender, within five (5) Business Days of receipt of such written notice. Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement for one (1) year, and this provision shall not in any way limit any of the Administrative Agent’s or any Lender’s other rights under this Agreement.

Section 2.3    Number of Interest Periods.
There may be no more than eight (8) different Interest Periods for Eurodollar Loans outstanding at the same time.
Section 2.4    Repayment of Loans.
The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Loans on the Term Loan Maturity Date.
Section 2.5    Prepayments and Reborrowings.
(a)    Optional. Subject to Section 5.4, the Borrower may prepay any Loan at any time without premium or penalty; provided that the Borrower delivers a Notice of Prepayment to the Administrative Agent not later than 11:00 a.m., (i) three Business Days prior to any date of prepayment of Eurodollar Loans and (ii) on the date of prepayment of any Base Rate Loans.
(b)    Reborrowings. If the Borrower makes a prepayment of Loans pursuant to clause (a) above after the earlier of (i) the last day of the Availability Period and (ii) the first date on which the outstanding Loans equal the aggregate Commitments and elects in the applicable Notice of Prepayment to reserve the right to make reborrowings hereunder on account of such prepayment, the Borrower may, for a period of up to 30 days after the date of such prepayment, reborrow an amount equal to or less than the amount of such prepayment; provided that reborrowings may not be made in connection with more than four prepayments in any 12-month period. To the extent that, at the end of the 30th day after any prepayment with respect to which the Borrower reserved the right to make reborrowings, the aggregate amount of the Commitments exceeds the sum of (i) the aggregate outstanding principal amount of the Loans as of the date of such prepayment plus (ii) all prepayments made during the period after the date of such prepayment through such 30th day exceeds the aggregate principal amount of the Loans as of the end of such 30th day, the Commitments shall be permanently reduced automatically by an amount equal to such excess (rounded upward, if necessary, to an integral multiple of $1,000,000). A Notice of Borrowing delivered in connection with a reborrowing pursuant to this clause (b) shall be in substantially the form of Exhibit C-2 and shall certify that (x) such reborrowing will be made on or before the 30th day after such prepayment and (y) such reborrowing complies with all applicable requirements hereunder.
(c)    All Prepayments. Any prepayment of Loans shall be accompanied by (i) accrued interest on the amount prepaid and (ii) any amount payable pursuant to Section 5.4.
Section 2.6    Continuation.
So long as no Default or Event of Default exists, the Borrower may on any Business Day, with respect to any Eurodollar Loan, elect to maintain such Eurodollar Loan or any portion thereof as a Eurodollar Loan by selecting a new Interest Period for such Eurodollar Loan. Each Continuation of a Eurodollar Loan shall be in an aggregate minimum amount of $1,000,000 or a higher integral multiple of $100,000, and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving the Administrative Agent notice, which may be given by (A) telephone, or (B) a Notice of Continuation; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Notice of Continuation. Each such Notice of Continuation must be received by Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of any such Continuation. Each Notice of Continuation (whether telephonic or written) shall specify (a) the proposed date of such Continuation, (b) the Eurodollar Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any Eurodollar Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, continue as a Eurodollar Loan with an Interest Period of one (1) month; provided that if an Event of Default exists, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.7 or the Borrower’s failure to comply with any of the terms of such Section.
Section 2.7    Conversion.
The Borrower may on any Business Day, upon the Borrower’s giving of notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Notice of Conversion; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Notice of Conversion; provided a Base Rate Loan may not be Converted into a Eurodollar Loan if an Event of Default exists. Each Conversion of Base Rate Loans into Eurodollar Loans shall be in an aggregate minimum amount of $1,000,000 or a higher integral multiple of $100,000. Each such Notice of Conversion shall be given not later than 11:00 a.m. (a) three (3) Business Days prior to the date of any proposed Conversion to Eurodollar Loans and (b) one (1) Business Day prior to the date of any proposed Conversion of Eurodollar Loans to Base Rate Loans. Promptly after receipt of any such notice of Conversion, the Administrative Agent shall notify each Lender holding Loans being Converted of the proposed Conversion. Each notice of conversion (whether telephonic or written) shall specify (i) the requested date of such Conversion, (ii) the Type of Loan to be Converted, (iii) the portion of such Type of Loan to be Converted, (iv) the Type of Loan such Loan is to be Converted into and (v) if such Conversion is into a Eurodollar Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.
Section 2.8    Notes.
(a)    Notes. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to the accounts or records referred to below. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)    Records. Subject to Section 13.5(c), which shall control in the event of any inconsistency with this Section 2.8(b), the date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error; provided that (i) the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents and (ii) if there is a discrepancy between such records of a Lender and the statements of accounts maintained by the Administrative Agent pursuant to Section 3.8, in the absence of manifest error, the statements of account maintained by the Administrative Agent pursuant to Section 3.8 shall be controlling.
(c)    Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.
Section 2.9    Reductions of the Commitments.
(a)    Mandatory Reductions.
(i)    If any event described in the second sentence of Section 2.5(b) occurs, then the aggregate Commitments shall be reduced as described in such sentence.
(ii)    If on the last day of the Availability Period, the aggregate Commitments plus prepaid amounts subject to be reborrowed pursuant to Section 2.5(b) exceed the aggregate outstanding principal amount of the Loans plus prepaid amounts subject to be reborrowed pursuant to Section 2.5(b), the aggregate Commitments shall be automatically permanently reduced by an amount equal to such excess (rounded upward, if necessary, to an integral multiple of $1,000,000).
(iii)    If the Borrower prepays any Loan prior to the earlier of (A) the last day of the Availability Period and (B) the first date on which the outstanding Loans equal the aggregate Commitments, then the Commitments shall be reduced by the amount of such prepayment.
(b)    Voluntary Reductions. The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Commitments at any time and from time to time without penalty or premium upon not less than five (5) Business Days prior written notice to the Administrative Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which in the case of any partial reduction of the Commitments shall be in the amount of $10,000,000 or a higher integral multiple of $5,000,000) and shall be effective only upon receipt by the Administrative Agent (“Commitment Reduction Notice”); provided that if such reduction or termination is being made in connection with the closing of another transaction, then it may be made conditional on the closing of such other transaction. Promptly after receipt of a Commitment Reduction Notice, the Administrative Agent shall notify each Lender of the proposed termination or Commitment reduction. The Commitments, once reduced or terminated pursuant to this Section, may not be increased or reinstated (except pursuant to Section 2.12). The Borrower shall pay all interest and fees on the Loans accrued to the date of such reduction or termination of the Commitments to the Administrative Agent for the account of the Lenders, including any applicable compensation due to each Lender in accordance with Section 5.4. Each notice delivered by the Borrower pursuant to this Section 2.9(b) shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
Section 2.10    Extension of Term Loan Maturity Date.
The Borrower shall have the right, exercisable two (2) times, to request that the Administrative Agent and the Lenders agree to extend the Term Loan Maturity Date by one (1) year. The Borrower may exercise such right only by executing and delivering to the Administrative Agent at least thirty (30) days, but not more than one hundred eighty (180) days, prior to the current Term Loan Maturity Date, a written request for such extension (an “Extension Request”). The Administrative Agent shall notify the Lenders if it receives an Extension Request promptly upon receipt thereof. The extension of the Term Loan Maturity Date contemplated by this Section 2.10 shall become effective on the date (the “Extension Effective Date”) the Borrower shall have paid the Fees payable under Section 3.5(c); provided that if an Event of Default has occurred and is continuing on the date on which such conditions are satisfied, the Extension Effective Date shall be the first date thereafter, if any, on or before the then existing Term Loan Maturity Date on which no Event of Default is continuing. Upon the satisfaction of the conditions precedent set forth in this Section 2.10 and the occurrence of the Extension Effective Date, the Administrative Agent shall promptly confirm to the Borrower and Lenders such extension and the Extension Effective Date.
Section 2.11    Amount Limitations.
Notwithstanding any other term of this Agreement or any other Loan Document, no Lender shall be required to make a Loan and no reduction of the Commitments pursuant to Section 2.9(b) shall take effect, if immediately after the making of such Loan or such reduction in the Commitments, the aggregate principal amount of all outstanding Loans, would exceed the aggregate amount of the Commitments at such time.
Section 2.12    Increase in Commitments.
The Borrower shall have the right, exercisable up to six (6) times, to request increases in the aggregate amount of the Commitments by providing written notice to the Administrative Agent, which notice shall be irrevocable once given; provided that after giving effect to any and all such increases the aggregate amount of the Commitments shall not exceed Six Hundred Million Dollars ($600,000,000). Each such increase in the Commitments shall be in the amount of $15,000,000 or a higher integral multiple of $5,000,000 (or, in each case, such lesser amount as the Borrower and the Administrative Agent may agree in writing). The Administrative Agent, in consultation with the Borrower, shall manage all aspects of the syndication of such increase in the Commitments, including decisions as to the selection of the existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to such increase and the allocations of the increase in the Commitments among such existing Lenders and/or other banks, financial institutions and other institutional lenders and the Fees to be paid for such increased Commitments; provided, that, the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed) shall be required for all banks, financial institutions and institutional lenders that agree to provide any such increase in the event the consent of the Borrower would be required if such bank, financial institution or institutional lender were to become a Lender pursuant to Section 13.5(b)(iii)(A). No Lender shall be obligated in any way whatsoever to increase its Commitment or provide a new Commitment, and any new Lender becoming a party to this Agreement in connection with any such requested increase must be an Eligible Assignee subject to and in accordance with the provisions of Section 13.5(b). If a new Lender becomes a party to this Agreement, or if any existing Lender is increasing its Commitment, such Lender shall on the date it becomes a Lender hereunder (or in the case of an existing Lender, increases its Commitment) (and as a condition thereto) purchase from the other Lenders its Commitment Percentage (determined with respect to the Lenders’ respective Commitments and after giving effect to the increase of Commitments) of any outstanding Loans, by making available to the Administrative Agent for the account of such other Lenders, in same day funds, an amount equal to (A) the portion of the outstanding principal amount of such Loans to be purchased by such Lender, plus (B) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Loans. The Borrower shall pay to the Lenders amounts payable, if any, to such Lenders under Section 5.4 as a result of the prepayment of any such Loans. Effecting the increase of the Commitments under this Section is subject to the following conditions precedent: (w) no Default or Event of Default shall exist on the effective date of such increase, (x) the representations and warranties made or deemed made by the Borrower and any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on the effective date of such increase except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder, (y) payment of any and all Fees required in connection with such increased Commitments, and (z) the Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of (A) all partnership or other necessary action taken by the Borrower to authorize such increase and (B) all partnership or other necessary action taken by each Guarantor authorizing the guaranty of such increase; and (ii) an opinion of counsel to the Borrower and the Guarantors, and addressed to the Administrative Agent and the Lenders covering such matters as reasonably requested by the Administrative Agent; and (iii) to the extent requested by the applicable Lender, a new Note executed by the Borrower, payable to such new Lenders and replacement Notes executed by the Borrower, payable to any existing Lenders increasing their Commitments, in the amount of such Lender’s Commitment at the time of the effectiveness of the applicable increase in the aggregate amount of the Commitments. In connection with any increase in the aggregate amount of the Commitments pursuant to this Section 2.12, any Lender becoming a party hereto shall (1) execute such documents and agreements as the Administrative Agent may reasonably request and (2) in the case of any Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
ARTICLE III
PAYMENTS, FEES AND OTHER GENERAL PROVISIONS
Section 3.1    Payments.
(d)    Payments by Borrower. Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim (excluding Taxes required to be withheld pursuant to Section 3.10), to the Administrative Agent at the Principal Office, not later than 1:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 11.5, the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day (unless, in the case of payment of interest on a Eurodollar Loan, such next succeeding Business Day is the first Business Day of a calendar month, in which case such payment shall be made on the next preceding Business Day) and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.
(e)    Presumptions Regarding Payments by Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender, with interest thereon, for each day from the date such amount is distributed to it to the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

(f)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in Article II, and such funds are not made available to the Borrower by the Administrative Agent because the applicable conditions set forth in Article VI are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.
Section 3.2    Pro Rata Treatment.
Except to the extent otherwise provided herein: (a) each borrowing from the Lenders under Sections 2.1(a) and 2.5(b) shall be made by the Lenders, each payment of the fees under Sections 3.5(a), 3.5(b), the first sentence of 3.5(c), and 3.5(d) shall be made for the account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.9 shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of Loans shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; (c) each payment of interest on Loans shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders; and (d) the Conversion and Continuation of Loans of a particular Type (other than Conversions provided for by Section 5.5) shall be made pro rata among the Lenders according to the amounts of their respective Loans and the then current Interest Period for each Lender’s portion of each such Loan of such Type shall be coterminous.
Section 3.3    Sharing of Payments, Etc.
If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by or on behalf of the Borrower or any other Loan Party to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders in accordance with Section 3.2 or Section 11.5, as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2 or Section 11.5, as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.
Section 3.4    Several Obligations.
No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.
Section 3.5    Fees.
(a)    Closing Fee. On the Effective Date, the Borrower agrees to pay to the Administrative Agent and each Lender all loan fees as have been agreed to in writing by the Borrower and the Administrative Agent.
(b)    Ticking Fee. If the aggregate Commitments are not terminated on or prior to January 1, 2016, then commencing on such date and continuing until the earlier of the Availability End Date and the date of the termination of the aggregate Commitments, the Borrower agrees to pay to the Administrative Agent for the account of each Lender a ticking fee of 0.25% per annum on the unused amount of such Lender’s Commitment. Such ticking fee shall be due and payable on the earlier of the Availability End Date and the date of the termination of all the Commitments.
(c)    Extension Fee. Each time the Borrower exercises its right to extend the Term Loan Maturity Date in accordance with Section 2.10, the Borrower agrees to pay to the Administrative Agent for the account of each Lender a fee equal to 0.125% times the principal amount of such Lender’s Loan outstanding at the time such extension fee is paid (plus, if applicable, any portion of the principal of such Lender’s Loan that has been prepaid but is permitted to be reborrowed pursuant to Section 2.5(b) except to the extent the Borrower agrees that such portion will not be reborrowed). Such fee shall be fully earned when paid and be due and payable in full on the date of the extension is effective.
(d)    Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees of the Administrative Agent as provided in the Fee Letters and as may be otherwise agreed to in writing from time to time by the Borrower and the Administrative Agent.
Section 3.6    Computations.
All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which such Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day. Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent demonstrable error.
Section 3.7    Usury.
In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.2(a)(i) through (ii). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case, in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.
Section 3.8    Statements of Account.
The Administrative Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error. The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.
Section 3.9    Defaulting Lenders.
Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(a)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders and in Section 13.6.

(b)    Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.3 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans, in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Article VI were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(c)    Defaulting Lender Cure. If the Borrower and the Administrative agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their respective Commitment Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(d)    Purchase of Defaulting Lender’s Commitment. During any period that a Lender is a Defaulting Lender, the Borrower may, by the Borrower giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitment and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 13.5(b). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Commitment and Loans via an assignment subject to and in accordance with the provisions of Section 13.5(b). In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption and, notwithstanding Section 13.5(b), shall pay to the Administrative Agent an assignment fee in the amount of Seven Thousand Five Hundred Dollars ($7,500). The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent or any of the Non-Defaulting Lenders.
Section 3.10    Taxes.
(a)    Applicable Law. For purposes of this Section, the term “Applicable Law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Borrower. The Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Borrower. The Borrower and the other Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or another Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.5 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any amount at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection. The provisions of this subsection shall continue to inure to the benefit of an Administrative Agent following its resignation as Administrative Agent.
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section, the Borrower or such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8ECI;
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or
(IV)    to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the

Administrative Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
ARTICLE IV
INTENTIONALLY OMITTED
ARTICLE V
YIELD PROTECTION, ETC.
Section 5.1    Additional Costs; Capital Adequacy.
(a)    Capital Adequacy. If any Lender determines that any Regulatory Change affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(b)    Additional Costs. In addition to, and not in limitation of the immediately preceding subsection, the Borrower shall promptly pay to the Administrative Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making, continuing, converting to or maintaining of any Eurodollar Loans or its obligation to make any Eurodollar Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such Eurodollar Loans or such obligation or the maintenance by such Lender of capital in respect of its Eurodollar Loans or its Commitment (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:
(i)    changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such Eurodollar Loans or its Commitment (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes);
(ii)    imposes or modifies any reserve, special deposit, compulsory loan, insurance charge or similar requirements (other than reserves covered by clause (c) below) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including the Commitments of such Lender hereunder); or
(iii)    imposes on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender.
(c)    Additional Reserve Requirements. The Borrower shall pay directly to each Lender, for any period that such Lender is required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”) pursuant to Regulation D of the Board of Governors of the Federal Reserve System, additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender. Such additional interest shall be due and payable on each date on which interest is payable on the applicable Eurodollar Loan, provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give such a notice at least 15 days prior to the relevant date on which a payment of interest is to be made, such additional interest shall be due and payable 15 days after receipt of such notice.
(d)    Notification and Determination of Additional Costs. Each of the Administrative Agent and each Lender, as the case may be, agrees to notify the Borrower (and in the case of a Lender, to notify the Administrative Agent) of any event occurring after the Agreement Date entitling the Administrative Agent or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided that the failure of the Administrative Agent or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder, except that, the Borrower shall not be responsible for such compensation or requirement to make any other payments if the Borrower is not notified within two hundred seventy (270) days following the date of the effectiveness or implementation (which may be retroactive, in which case such 270-day period shall still, for the avoidance of doubt, be measured from the applicable date of the effectiveness or implementation thereof) by the applicable Governmental Authority of the Regulatory Change giving rise thereto. The Administrative Agent and each Lender, as the case may be, agrees to furnish to the Borrower (and in the case of a Lender to the Administrative Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section. Determinations by the Administrative Agent or a Lender, as the case may be, of the effect of any Regulatory Change shall be conclusive and binding for all purposes, absent manifest error. The Borrower shall pay the Administrative Agent or the applicable Lender, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
Section 5.2    Suspension of Eurodollar Loans.
Anything herein to the contrary notwithstanding, if, on or prior to the determination of Eurodollar Rate for any Interest Period:
(d)    the Administrative Agent shall determine (which determination shall be conclusive) that reasonable and adequate means do not exist for the ascertaining the Eurodollar Rate for such Interest Period;
(e)    the Administrative Agent reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of the Eurodollar Rate are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Eurodollar Loans as provided herein; or
(f)    the Administrative Agent reasonably determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of the Eurodollar Rate upon the basis of which the rate of interest for Eurodollar Loans for such Interest Period is to be determined are not likely to adequately cover the cost to any Lender of making or maintaining Eurodollar Loans for such Interest Period;
then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional Eurodollar Loans, Continue Eurodollar Loans or Convert Loans into Eurodollar Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding Eurodollar Loan, either prepay such Loan or Convert such Loan into a Base Rate Loan.
Section 5.3    Illegality.
Notwithstanding any other provision of this Agreement, if any Lender shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain Eurodollar Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, Eurodollar Loans shall be suspended until such time as such Lender may again make and maintain Eurodollar Loans (in which case the provisions of Section 5.5 shall be applicable).
Section 5.4    Compensation.

The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of the Administrative Agent, such amount or amounts as the Administrative Agent shall determine in its sole discretion shall be sufficient to compensate such Lender for any loss, cost or expense attributable to:
(a)    any payment or prepayment (whether mandatory or optional) of a Eurodollar Loan, or Conversion of a Eurodollar Loan, made by such Lender for any reason (including acceleration) on a date other than the last day of the Interest Period for such Loan; or
(b)    any failure by the Borrower for any reason (including the failure of any of the applicable conditions precedent specified in Section 6.2 to be satisfied but excluding any suspension of Eurodollar Loans under Section 5.2) to borrow a Eurodollar Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a Eurodollar Loan or Continue a Eurodollar Loan on the requested date of such Conversion or Continuation.
The amount of compensation payable pursuant to the foregoing subsection (a) or (b) shall not exceed the then present value of (A) the amount of interest that would have accrued on such Eurodollar Loan for the remainder of the Interest Period at the rate applicable to such Eurodollar Loan, less (B) the amount of interest that would accrue on the same Eurodollar Loan for the same period if the Eurodollar Rate were set on the date on which such Eurodollar Loan was repaid, prepaid or Converted or the date on which the Borrower failed to borrow, Convert or Continue such Eurodollar Loan, as applicable, calculating present value by using as a discount rate Eurodollar Rate quoted on such date. Upon the Borrower’s request, the Administrative Agent shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Any such statement shall be conclusive absent manifest error.
Section 5.5    Treatment of Affected Loans.
If the obligation of any Lender to make Eurodollar Loans or to Continue, or to Convert Base Rate Loans into, Eurodollar Loans shall be suspended pursuant to Section 5.2 or Section 5.3, then such Lender’s Eurodollar Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Loans (or, in the case of a Conversion required by Section 5.3, on such earlier date as such may be required by Applicable Law) and, unless and until such Lender or the Administrative Agent, as applicable, gives notice as provided below that the circumstances specified in Section 5.2 or Section 5.3 that gave rise to such Conversion no longer exist:
(d)    to the extent that such Lender’s Eurodollar Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Loans shall be applied instead to its Base Rate Loans; and
(e)    all Loans that would otherwise be made or Continued by such Lender as Eurodollar Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into Eurodollar Loans shall remain as Base Rate Loans.

If such Lender or the Administrative Agent, as applicable, gives notice to the Borrower (with a copy to the Administrative Agent, as applicable) that the circumstances specified in Section 5.2 or 5.3 that gave rise to the Conversion of such Lender’s Eurodollar Loans pursuant to this Section no longer exist (which such Lender or the Administrative Agent, as applicable, agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.
Section 5.6    Affected Lenders.
If (a) a Lender requests compensation pursuant to Section 3.10 or 5.1, and the Requisite Lenders are not also doing the same, or (b) the obligation of any Lender to make Eurodollar Loans or to Continue, or to Convert Base Rate Loans into, Eurodollar Loans shall be suspended pursuant to Section 5.3 but the obligation of the Requisite Lenders shall not have been suspended under such Section or (c) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Requisite Lenders or the consent of each affected Lender, or all Lenders, and such amendment, waiver or other modification is consented to by the Requisite Lenders, all other affected Lenders or all other Lenders (as applicable), then, so long as there does not then exist any Default, the Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 13.5(b) for a purchase price equal to (x) the aggregate principal balance of all Loans then owing to the Affected Lender, plus (y) any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee subject to and in accordance with the provisions of Section 13.5(b); provided, that the Borrower shall only demand the Affected Lender to assign its Commitment pursuant to subsection (a) above if such assignment will result in lower costs for the Borrower at the time of the assignment. Each of the Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Administrative Agent, such Affected Lender, any other Lender or any Titled Agent be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including pursuant to Sections 3.10, 5.1 or 5.4) with respect to any period up to the date of replacement.
Section 5.7    Change of Lending Office.

Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.10, 5.1 or 5.3 to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.
Section 5.8    Assumptions Concerning Funding of Eurodollar Loans.
Calculation of all amounts payable to a Lender under this Article shall be made as though such Lender had actually funded Eurodollar Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such Eurodollar Loans (excluding any Applicable Margin) in an amount equal to the amount of the Eurodollar Loans and having a maturity comparable to the relevant Interest Period; provided that each Lender may fund each of its Eurodollar Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.
ARTICLE VI
CONDITIONS PRECEDENT
Section 6.1    Initial Conditions Precedent.
The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan, is subject to the reasonable satisfaction or waiver pursuant to Section 13.6 of the following conditions precedent:
(g)    The Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent:
(i)    counterparts of this Agreement executed by each of the parties hereto;
(ii)    to the extent requested by the Lenders, a Note made by the Borrower, payable to each applicable Lender (but excluding any Lender that has requested that it not receive Notes) and complying with the terms of Section 2.8(a);
(iii)    the Guaranty executed by each of the Guarantors initially to be a party thereto;
(iv)    an opinion of Mayer Brown LLP, counsel to the Borrower and the other Loan Parties, addressed to the Administrative Agent and the Lenders and covering the matters reasonably required by Administrative Agent, addressed to the Administrative Agent and the Lenders and covering the matters reasonably required by the Administrative Agent;
(v)    the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Loan Party;

(vi)    a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party from the Secretary of State (or equivalent Governmental Authority) of the state of formation of such Loan Party issued as of a recent date;
(vii)    a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower Notices of Borrowing, Notices of Conversion and Notices of Continuation;
(viii)    copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;
(ix)    the contemplated amendment to the Existing Credit Agreement (including the release of subsidiary guarantors that are not guarantors under this Agreement) shall have become (or concurrently will become) effective;
(x)    a Compliance Certificate calculated on a pro forma basis for the Borrower’s fiscal quarter ended September 30, 2015;
(xi)    evidence that (x) the Fees, if any, then due and payable under Section 3.5, and (y) all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent and any of the Lenders, including the fees and expenses of counsel to the Administrative Agent in each case to the extent invoices therefor have been presented at least two Business Days prior to the Effective Date, have been paid; and
(xii)    such other documents, agreements and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request;
(h)    there shall not have occurred any material adverse change in the Borrower’s financial condition since the date of Audited Financial Statements;
(i)    no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (i) result in a Material Adverse Effect or (ii) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;
(j)    the Borrower, the other Loan Parties and the other Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (i) any Applicable Law or (ii) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound;
(k)    To the extent requested by the Administrative Agent (on behalf of itself or any Lender) in writing at least five Business Days prior to the Effective Date, the Borrower and each other Loan Party shall have provided all information requested by the Administrative Agent and each Lender in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and
(l)    there shall not have occurred or exist any other material disruption of financial or capital markets that could reasonably be expected to materially and adversely affect the transactions contemplated by the Loan Documents.
Section 6.2    Conditions Precedent to All Loans.
In addition to satisfaction or waiver of the conditions precedent contained in Section 6.1, the obligations of Lenders to make any Loans is subject to the further conditions precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or would exist immediately after giving effect thereto, and no violation of the limits described in Section 2.11 would occur after giving effect thereto; (b) the representations and warranties (other than in the case of a reborrowing pursuant to Section 2.5(b), the representations and warranties set forth in Section 7.1(e) and (h)) made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder and (c) the Administrative Agent shall have received a timely Notice of Borrowing. Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time any Loan is made that all conditions to the making of such Loan contained in this Article VI have been satisfied. Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Administrative Agent for the benefit of the Administrative Agent and the Lenders that the conditions precedent for initial Loans set forth in Sections 6.1 and 6.2 that have not previously been waived by the Lenders in accordance with the terms of this Agreement have been satisfied.
ARTICLE VII     REPRESENTATIONS AND WARRANTIES

Section 7.1    Representations and Warranties.
In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans, the Borrower represents and warrants to the Administrative Agent and each Lender as follows:
(e)    Organization; Power; Qualification. Each of the Borrower, the other Loan Parties and the other Subsidiaries is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.
(f)    Authorization of Loan Documents and Borrowings. The Borrower has the right and power, and has taken, and has caused Spirit REIT to take, all necessary action to authorize it to borrow and obtain other extensions of credit hereunder. The Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with its terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its terms, except as the same may be limited by bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.
(g)    Compliance of Loan Documents with Laws. The execution, delivery and performance of this Agreement and the other Loan Documents to which any Loan Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under (A) the organizational documents of any Loan Party or (B) any indenture, agreement or other instrument to which the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound, except under this clause (B) as could not reasonably be expected to have a Material Adverse Effect; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party other than in favor of the Administrative Agent for its benefit and the benefit of the other Lender Parties.
(h)    Compliance with Law; Governmental Approvals. Each of the Borrower, the other Loan Parties and the other Subsidiaries is in compliance with each Governmental Approval and all other Applicable Laws relating to it except for non-compliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.
(i)    Litigation. Except as set forth on Schedule 7.1(e), there are no actions, suits or proceedings pending (nor, to the knowledge of any Loan Party, are there any actions, suits or proceedings threatened in writing, nor is there any basis therefor known to any Loan Party) against or in any other way relating adversely to or affecting the Borrower, any other Loan Party, any other Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, (i) could reasonably be expected to have a Material Adverse Effect or (ii) in any manner draws into question the validity or enforceability of the Loan Documents taken as a whole. There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to any Loan Party or any other Subsidiary that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(j)    Taxes. All federal and state income tax returns and other material tax returns of the Borrower, each other Loan Party and each other Subsidiary required by Applicable Law to be filed have been duly filed (except for any such returns the non-filing of which would not result in any material fine or penalty or would not otherwise reasonably be expected to have a Material Adverse Effect); and all federal and state income taxes and other material taxes, assessments and other governmental charges or levies upon, each Loan Party, each other Subsidiary and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment which is at the time permitted under Section 8.6. As of the Agreement Date, none of the United States federal income tax returns of the Borrower, any other Loan Party or any other Subsidiary is under audit. All charges, accruals and reserves on the books of the Borrower, the other Loan Parties and the other Subsidiaries in respect of any material taxes or other governmental charges are in accordance with GAAP.
(k)    Financial Statements. The Borrower has furnished to each Lender copies of the audited consolidated balance sheet of Spirit REIT and its consolidated Subsidiaries for the fiscal years ended December 31, 2013 and December 31, 2014, and the related audited consolidated statements of operations, shareholders’ equity and cash flow for the fiscal years ended on such dates, with the opinion thereon of Ernst & Young LLP. Such financial statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of Spirit REIT and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods. Neither Spirit REIT nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments that would be required to be set forth in its financial statements or notes thereto, except as referred to or reflected or provided for in said financial statements.

(l)    No Material Adverse Change. Since December 31, 2014, there has been no event, change, circumstance or occurrence that could reasonably be expected to have a Material Adverse Effect. Each of the Borrower, the other Loan Parties and the other Subsidiaries is Solvent.
(m)    Intentionally Omitted.
(n)    ERISA.
(i)    Each Benefit Arrangement and Plan is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws in all material respects. Except with respect to Multiemployer Plans, each Qualified Plan (A) has received a favorable determination from the Internal Revenue Service applicable to such Qualified Plan’s current remedial amendment cycle (as defined in Revenue Procedure 2007-44 or “2007-44” for short), (B) has timely filed for a favorable determination letter from the Internal Revenue Service during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the Internal Revenue Service, (C) had filed for a determination letter prior to its “GUST remedial amendment period” (as defined in 2007-44) and received such determination letter and the staggered remedial amendment cycle first following the GUST remedial amendment period for such Qualified Plan has not yet expired, or (D) is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the Internal Revenue Service with respect to such prototype plan. To the best knowledge of the Borrower, nothing has occurred which would cause the loss of its reliance on each Qualified Plan’s favorable determination letter or opinion letter.
(ii)    With respect to any retiree welfare benefit arrangement, all amounts have been accrued on Spirit REIT’s financial statements in accordance with FASB ASC 715. The “benefit obligation” of all Plans does not exceed the “fair market value of plan assets” for such Plans by more than $50,000,000 all as determined by and with such terms defined in accordance with FASB ASC 715.
(iii)    Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred or is expected to occur; (ii) there are no pending, or to the best knowledge of the Borrower, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement or Plan; (iii) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement or Plan; and (iv) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would subject Spirit REIT or the Borrower to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code.
(o)    Absence of Default. None of the Loan Parties or any of the other Subsidiaries is in default under its certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or

(ii) which constitutes a default or event of default by any Loan Party or any other Subsidiary under any agreement (other than any Loan Document) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(p)    Investment Company. None of the Borrower, any other Loan Party or any other Subsidiary is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.
(q)    Margin Stock. None of the Borrower, any other Loan Party or any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.
(r)    Affiliate Transactions. Except as permitted by Section 10.9 or as otherwise set forth on Schedule 7.1(n), none of the Borrower, any other Loan Party or any other Subsidiary is a party to or bound by any agreement or arrangement with any Affiliate.
(s)    Business. As of the Agreement Date, the Borrower, the other Loan Parties and the other Subsidiaries are engaged in the business of acquiring, owning, redeveloping, developing, financing and managing various types of Properties, together with other business activities incidental thereto.
(t)    Accuracy and Completeness of Information. All written information, reports and other papers and data (other than financial projections and other forward looking statements) furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, the Borrower, any other Loan Party or any other Subsidiary were, at the time the same were so furnished, complete and correct in all material respects, to the extent necessary to give the recipient a true and accurate knowledge of the subject matter, or, in the case of financial statements, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year-end and audit adjustments and absence of full footnote disclosure). All financial projections and other forward looking statements prepared by or on behalf of the Borrower, any other Loan Party or any other Subsidiary that have been or may hereafter be made available to the Administrative Agent or any Lender were or will be prepared in good faith based on reasonable assumptions. As of the Agreement Date, no fact is known to any Loan Party which has had, or may in the future have (so far as any Loan Party can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 7.1(g) or in such information, reports or other papers or data or otherwise disclosed in writing to the Administrative Agent and the Lenders. No document furnished or written statement made to the Administrative Agent or any Lender in connection with the negotiation, preparation or execution of, or pursuant to, this

Agreement or any of the other Loan Documents contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements contained therein not materially misleading.
(u)    Not Plan Assets; No Prohibited Transactions. None of the assets of the Borrower, any other Loan Party or any other Subsidiary constitutes “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as that term is defined in 29 C.F.R. 2510.3-101, the execution, delivery and performance of this Agreement and the other Loan Documents, and the extensions of credit and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.
(v)    OFAC. None of the Borrower, any of the other Loan Parties, any of the other Subsidiaries or, to the Borrower’s actual knowledge, any director, officer, employee thereof or any other Affiliate of the Borrower: (i) is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) available at http://www.treas.gov/offices/enforcement/ofac/index.shtml, or as otherwise published from time to time; (ii) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/index.shtml, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (iii) derives any of its assets or operating income from investments in or transactions with any such country, agency, organization or person; and none of the proceeds from any Loan will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person or in violation of Anti-Corruption Laws; or (iv) is the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom (collectively, “Sanctions”), or located, organized or resident in a country or territory that is the subject of Sanctions.
(w)    REIT Status. Spirit REIT qualifies as, and has elected to be treated as, a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow Spirit REIT to maintain its status as a REIT.
(x)    Unencumbered Pool Assets. Each Unencumbered Pool Asset included in any calculation of the Unencumbered Asset Value satisfies all of the requirements set forth in definition of “Eligible Assets”.
(y)    Money Laundering Laws. The operations of Spirit REIT and its Subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial record keeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1977, as amended by the Patriot Act, and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory authorities having jurisdiction over Spirit REIT or any of its Subsidiaries (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental or regulatory authorities or any arbitrator involving the Spirit REIT or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the actual knowledge of the Borrower, threatened in writing which would reasonably be expected to result in a Material Adverse Effect.
(z)    Anti-Corruption Laws. Spirit REIT and its Subsidiaries have conducted their businesses in compliance in all material respects with Anti-Corruption Laws and have instituted and maintained, and will continue to comply with, and to maintain and enforce, reasonable policies and procedures designed to promote and achieve compliance in all material respects with, such laws. The Company shall maintain and enforce reasonable policies and procedures with respect to itself and its Subsidiaries designed to ensure compliance in all material respects with applicable Money Laundering Laws.
Section 7.2    Survival of Representations and Warranties, Etc.
All representations and warranties set forth in this Article VII shall survive the Agreement Date, the Effective Date and the making of the Loans.
ARTICLE VIII
AFFIRMATIVE COVENANTS
For so long as this Agreement is in effect, the Borrower shall comply with the following covenants:
Section 8.1    Preservation of Existence and Similar Matters.
Except as otherwise permitted under Section 10.4, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to maintain or to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.
Section 8.2    Compliance with Applicable Law.
The Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply, and the Borrower shall use, and shall cause each other Loan Party and each other Subsidiary to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect.
Section 8.3    Maintenance of Property.
In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, protect and preserve all of its respective material properties, including all intellectual property necessary to the conduct of its respective business, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted.
Section 8.4    Conduct of Business.
The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, carry on its respective businesses as described in Section 7.1(o) and not enter into any line of business not engaged in by Spirit REIT and its Subsidiaries as of the Agreement Date.
Section 8.5    Insurance.
In addition to the requirements of any of the other Loan Documents, the Borrower and each other Loan Party and each other Subsidiary shall maintain, or cause their respective tenants or borrowers to maintain (provided that the applicable Loan Party or Subsidiary is named as a loss payee and additional insured thereunder), insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law. The Borrower shall from time to time deliver to the Administrative Agent upon request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.
Section 8.6    Payment of Taxes and Claims.
The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge when due (a) all federal and state income taxes and other material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all material lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim that (i) is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP or (ii) in the aggregate with all other such taxes, assessments, charges, levies and claims (excluding those referred to in the foregoing clause (i)) does not exceed $5,000,000.
Section 8.7    Books and Records; Inspections.
The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, keep proper books of record and account in which full, true and correct in all material respects entries shall be made of all dealings and transactions in relation to its business and activities. The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, permit representatives of the Administrative Agent (on behalf of any Lender) to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in the presence of an officer of the Borrower), all at such reasonable times during business hours and as often as may reasonably be requested and so long as no Event of Default exists, with reasonable prior written notice to the Borrower; provided that notwithstanding the foregoing, if no Event of Default exists, there shall be no more than one (1) such inspection in any fiscal year of the Borrower. The Borrower shall be obligated to reimburse the Administrative Agent and the Lenders for their costs and expenses incurred in connection with the exercise of their rights under this Section only if such exercise occurs while a Default or Event of Default exists. The Borrower hereby authorizes and instructs its accountants to discuss the financial affairs of the Borrower, any other Loan Party or any other Subsidiary with the Administrative Agent or any Lender so long as an officer of the Borrower has the opportunity to be present for such discussions.
Section 8.8    Use of Proceeds.
The Borrower will use the proceeds of Loans only (a) for the payment of pre-development and development costs incurred in connection with Properties owned by the Borrower or any Subsidiary; (b) to finance acquisitions otherwise permitted under this Agreement; (c) to finance capital expenditures, equity investments and the repayment of Indebtedness of Spirit REIT and its Subsidiaries; and (d) to provide for the general working capital needs of Spirit REIT and its Subsidiaries and for other general corporate purposes of Spirit REIT, the Borrower and its Subsidiaries. The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock. The Borrower and the other Loan Parties shall comply with Regulations T, U and X of the Board of Governors of the Federal Reserve System.
Section 8.9    Environmental Matters.
Except as could not reasonably be expected to result in a Material Adverse Effect: (i) the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with all Environmental Laws; (ii) the Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply, and the Borrower shall use, and shall cause each other Loan Party and each other Subsidiary to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Environmental Laws; (iii) the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, enter into agreements requiring each of their respective tenants or borrowers to promptly take all actions and pay or arrange to pay all costs necessary for it and for the Properties to comply with all Environmental Laws and all Governmental Approvals, including, to the extent required to comply with all Environmental Laws, actions to remove and dispose of all Hazardous Materials and to clean up the Properties as required under Environmental Laws, or in the case of vacant properties, the Borrower and each other Loan Party and each other Subsidiary to take such action itself; and (iv) the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, enter into agreements requiring each of their respective tenants or borrowers to promptly take all actions necessary to prevent the imposition of any Liens (other than Permitted Liens) on any of their respective properties arising out of or related to any Environmental Laws, or in the case of vacant properties, the Borrower and each other Loan Party and each other Subsidiary to take such action itself. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.
Section 8.10    Further Assurances.
At the Borrower’s cost and expense and upon request of the Administrative Agent, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions of this Agreement and the other Loan Documents.
Section 8.11    Material Contracts.
The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly and punctually perform and comply with any and all material representations, warranties, covenants and agreements expressed as binding upon any such Person under any Material Contract, except for any non-performance or non-compliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, do or knowingly permit to be done anything to impair materially the value of any of the Material Contracts.
Section 8.12    REIT Status.
The Borrower shall cause Spirit REIT to maintain its status as, and continue to qualify as, a REIT.
Section 8.13    Exchange Listing.
The Borrower shall cause Spirit REIT to maintain at least one (1) class of common shares of Spirit REIT having trading privileges on the New York Stock Exchange or NYSE Amex Equities or which is subject to price quotations on The NASDAQ Stock Market’s National Market System.
Section 8.14    Guarantors.
(a)    The Borrower shall (within the time period specified in the following subsection (b), if applicable) cause Spirit REIT and each Material Subsidiary (other than an Excluded Subsidiary) that meets the following conditions to be a party to the Guaranty: (i) such Material Subsidiary becomes obligated in respect of any Indebtedness for borrowed money or Capitalized Lease Obligations of Spirit REIT or the Borrower or (ii) (A) such Material Subsidiary owns an Unencumbered Pool Asset and (B) such Material Subsidiary, or any Subsidiary that directly or indirectly owns any Equity Interest in such Material Subsidiary, has incurred, acquired or suffered to exist any Indebtedness for borrowed money or Capitalized Lease Obligations other than

Nonrecourse Indebtedness; provided that one or more Subsidiaries that have, or have a parent company that has, Indebtedness described above in this clause (B) shall not be required to be a party to the Guaranty so long as the aggregate amount of all such Indebtedness of all such Subsidiaries does not exceed $25,000,000.
(b)    Within five (5) Business Days after any Person becomes a Subsidiary that is required to be a party to the Guaranty pursuant to the foregoing subsection (a) (whether as a result of the acquisition or creation thereof, such Person ceasing to be an Excluded Subsidiary, the addition of a Property or Hybrid Asset to the Unencumbered Pool that is owned by such Person or otherwise), the Borrower shall deliver to the Administrative Agent each of the following in form and substance reasonably satisfactory to the Administrative Agent: (i) an Accession Agreement executed by such Person and (ii) the items that would have been delivered under subsections (iv) through (viii) and (xvii) of Section 6.1(a) and under Section 6.1(e) if such Person had been a Material Subsidiary on the Agreement Date.
(c)    If any Person that is a party to the Guaranty (other than Spirit REIT) ceases to be required to be a Guarantor in accordance with subsection (a) above, the Borrower may request that such Person be released from the Guaranty. Such release shall be granted so long as (i) no Default or Event of Default exists and (ii) all representations and warranties continue to be accurate in all material respects, except to extent such representations and warranties are qualified by materiality, in which case such representations and warranties shall continue to be accurate in all respects.
ARTICLE IX
INFORMATION
For so long as this Agreement is in effect, the Borrower shall furnish to the Administrative Agent for distribution to each of the Lenders:
Section 9.1    Quarterly Financial Statements.
As soon as available and in any event within five (5) days after the filing of Spirit REIT’s 10-Q with the SEC (but in no event later than forty-five (45) days after the end of each of the first, second and third fiscal quarters of Spirit REIT, the unaudited consolidated financial statements of Spirit REIT and its Subsidiaries (including a consolidated balance sheet, income statement and statement of cash flows) as at the end of such period and setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by a Responsible Officer of Spirit REIT, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects (except, for the lack of footnotes and subject to normal year-end and audit adjustments), the consolidated financial position of Spirit REIT and its Subsidiaries as at the date thereof and the results of operations for such period.
Section 9.2    Year-End Statements.
As soon as available and in any event within five (5) days after the filing of Spirit REIT’s 10-K with the SEC (but in no event later than ninety (90) days after the end of each fiscal year of

Spirit REIT), the audited consolidated financial statements of Spirit REIT and its Subsidiaries (including a consolidated balance sheet, income statement and statement of cash flows) as at the end of such fiscal year setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by the chief executive officer or chief financial officer of Spirit REIT, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the financial position of Spirit REIT and its Subsidiaries as at the date thereof and the result of operations for such period, and (b) accompanied by the report thereon of Ernst & Young LLP or any other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, whose report shall not be subject to (i) any “going concern” or like qualification or exception or (ii) any qualification or exception as to the scope of such audit.
Section 9.3    Compliance Certificate.
At the time the financial statements are furnished pursuant to Sections 9.1 and 9.2, a certificate substantially in the form of Exhibit I (a “Compliance Certificate”) executed on behalf of the Borrower by a Responsible Officer of Spirit REIT (a) setting forth in reasonable detail as of the end of such fiscal quarter or fiscal year, as the case may be, (i) the calculations required to establish whether Spirit REIT was in compliance with the covenants contained in Section 10.1 and (ii) a list of all assets included in calculations of Unencumbered Asset Value of the Unencumbered Pool Assets and whether any such assets have been added or removed from such calculation since the previous list delivered to Administrative Agent; (b) stating that, to his or her knowledge, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Borrower with respect to such event, condition or failure; and (c) setting forth a statement of newly acquired Properties and Hybrid Assets, including the Net Operating Income, cost and mortgage debt, if any, of each such Property or Hybrid Asset.
Section 9.4    Other Information.
(j)    Promptly upon receipt thereof, copies of all reports, if any, submitted to Spirit REIT or its Board of Directors by its independent public accountants, including any management report;
(k)    Within five (5) Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto (unless requested by the Administrative Agent) and any registration statements on Form S‑8 or its equivalent), reports on Forms 10‑K, 10‑Q and 8‑K (or their equivalents) and all other periodic reports which any Loan Party or any other Subsidiary shall file with the SEC or any national securities exchange;
(l)    Promptly upon the mailing thereof to the shareholders of Spirit REIT generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by Spirit REIT, the Borrower, any Subsidiary or any other Loan Party;
(m)    Intentionally Omitted;

(n)    Intentionally Omitted;
(o)    On an annual basis (once per year in connection with Spirit REIT’s budget and planning cycle), cash flow forecasts (in the form of the cash flow forecast for 2015 delivered to Administrative Agent prior to the Agreement Date or another form reasonably acceptable to Administrative Agent) for the next four (4) fiscal quarters broken out on a quarterly basis;
(p)    Intentionally Omitted;
(q)    If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer or chief financial officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;
(r)    To the extent any Loan Party or any other Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating to, or affecting, any Loan Party or any other Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States federal income tax returns of any Loan Party or any other Subsidiary are being audited;
(s)    Promptly following Administrative Agent’s request, copy of any amendment to the certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents of the Borrower, any other Loan Party or any other Subsidiary;
(t)    Prompt notice of (i) any change in the senior management of Spirit REIT, the Borrower, any other Loan Party or any other Subsidiary, (ii) any change in the business, assets, liabilities, financial condition, results of operations or business prospects of any Loan Party or any other Subsidiary or (iii) the occurrence of any other event which, in the case of any of the immediately preceding clauses (i) through (iii), has had, or could reasonably be expected to have, a Material Adverse Effect;
(u)    Prompt notice of the occurrence of (i) any Default under any of the Loan Documents, or (ii) any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by any Loan Party or any other Subsidiary under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;
(v)    Intentionally Omitted;
(w)    Prompt notice of any order, judgment or decree in excess of $5,000,000 having been entered against any Loan Party or any other Subsidiary or any of their respective properties or assets;

(x)    Intentionally Omitted;
(y)    Together with delivery of each Compliance Certificate, notice of the acquisition, incorporation or other creation of any Subsidiary, the purpose for such Subsidiary, the nature of the assets and liabilities thereof and whether such Subsidiary is a Wholly Owned Subsidiary of the Borrower and/or Spirit REIT, in each case, in respect of any such Subsidiary acquired, incorporated or created during the fiscal period to which such Compliance Certificate relates;
(z)    Intentionally Omitted;
(aa)    Promptly, upon any change in Spirit REIT’s Credit Rating, a certificate stating that Spirit REIT’s Credit Rating has changed and the new Credit Rating that is in effect;
(bb)    Intentionally Omitted;
(cc)    Promptly upon occurrence written notice of any of the following if the occurrence could reasonably be expected to have a Material Adverse Effect: (i) receipt by the Borrower, any Loan Party or any other Subsidiary of notice that any violation of or noncompliance with any Environmental Law has or may have been committed or is threatened and that the notice recipient may be liable; (ii) receipt by the Borrower, any Loan Party or any other Subsidiary of notice that any administrative or judicial complaint, order or petition has been filed or other proceeding has been initiated, or is about to be filed or initiated against any such Person alleging any violation of or noncompliance with any Environmental Law or requiring any such Person to take any action in connection with the release or threatened release of Hazardous Materials; (iii) receipt by the Borrower, any Loan Party or any other Subsidiary of notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for any costs associated with a response to, or remediation or cleanup of, a release or threatened release of Hazardous Materials or any damages caused thereby; or (iv) receipt by the Borrower, any Loan Party or any other Subsidiary of notice of any other fact, circumstance or condition that could reasonably be expected to form the basis of an Environmental Claim;
(dd)    Intentionally Omitted; and
(ee)    From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding any Property or the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower, any of its Subsidiaries, or any other Loan Party as the Administrative Agent or any Lender may reasonably request, which information may upon the Borrower’s written request be subject to a customary agreement regarding confidential treatment to the extent not publically made available by Spirit REIT or its Subsidiaries.
Section 9.5    Electronic Delivery of Certain Information; Platform.
(a)    Electronic Communications. Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless Administrative Agent otherwise prescribes, (a) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (b) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.
(b)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall Administrative Agent, Arranger or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party's, Administrative Agent's or Arranger's transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party or any of its Affiliates; provided that in no event shall any Agent Party have any liability to any Loan Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
Section 9.6    Public/Private Information.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 13.8); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”
Section 9.7    USA Patriot Act Notice; Compliance.
The Patriot Act and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities that open an “account” with such financial institution. Consequently, a Lender (for itself and/or as agent for all Lenders hereunder) may from time-to-time request, and the Borrower shall, and shall cause the other Loan Parties to, provide promptly upon any such request to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law. An “account” for this purpose may include a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.
ARTICLE X
NEGATIVE COVENANTS
For so long as this Agreement is in effect, the Borrower shall comply, or cause Spirit REIT to comply, with the following covenants:
Section 10.1    Financial Covenants.
(c)    Ratio of Total Indebtedness to Total Asset Value. The Borrower shall not permit the ratio of (i) Total Indebtedness of Spirit REIT and its Subsidiaries to (ii) Total Asset Value to exceed 0.60:1.00 as of the last day of any fiscal quarter; provided that upon notice from the Borrower at any time during the ninety (90) days after the consummation of any Material Acquisition, such ratio may exceed 0.60:1.00 (but not 0.65:1.00) for the four consecutive fiscal quarters ending after the date of such Material Acquisition; provided, further, that if the foregoing proviso becomes applicable, then such ratio may not subsequently exceed 0.60:1.00 as a result of another Material Acquisition until it has been equal to or less than 0.60:1.00 as of the last day of at least one fiscal quarter.
(d)    Ratio of Adjusted EBITDA to Fixed Charges. The Borrower shall not permit the ratio of (i) Adjusted EBITDA of Spirit REIT and its Subsidiaries for any fiscal quarter to (ii) Fixed Charges of Spirit REIT and its Subsidiaries for such fiscal quarter to be less than 1.50:1.00 as of the last day of such fiscal quarter.
(e)    Ratio of Secured Indebtedness to Total Asset Value. The Borrower shall not permit the ratio of (i) Secured Indebtedness of Spirit REIT and its Subsidiaries to (ii) Total Asset Value to exceed 0.50:1.00 at any time.
(f)    Ratio of Unencumbered NOI to Unsecured Interest Expense. The Borrower shall not permit the ratio of (i) Unencumbered NOI for any fiscal quarter to (ii) Unsecured Interest Expense of Spirit REIT and its Subsidiaries for such fiscal quarter to be less than 1.75:1.00 as of the last day of such fiscal quarter.
(g)    Ratio of Unsecured Indebtedness to Unencumbered Asset Value. The Borrower shall not permit the ratio of (i) Unsecured Indebtedness of Spirit REIT and its Subsidiaries to (ii) Unencumbered Asset Value to exceed 0.60:1.00 as of the last day of any fiscal quarter; provided that upon notice from the Borrower at any time during the ninety (90) days after the consummation of any Material Acquisition, such ratio may exceed 0.60:1.00 (but not 0.65:1.00) for the four consecutive fiscal quarters ending after the date of such Material Acquisition; provided, further, that if the foregoing proviso becomes applicable, then such ratio may not subsequently exceed 0.60:1.00 as a result of another Material Acquisition until it has been equal to or less than 0.60:1.00 as of the last day of at least one fiscal quarter.
(h)    Minimum Tangible Net Worth. Spirit REIT and its Subsidiaries shall maintain a Tangible Net Worth of at least the sum of (i) Three Billion Fourteen Million Two Hundred Twenty-One Thousand Dollars ($3,014,221,000) plus (ii) seventy-five percent (75%) of the Net Proceeds of Equity Issuances by Spirit REIT or the Borrower (other than Equity Issuances to the Borrower or any Guarantor) after December 31, 2014.
(i)    Dividends and Other Restricted Payments. During the existence of any Event of Default, Spirit REIT and the Borrower shall not, and shall not permit any of their respective Subsidiaries to, declare or make any Restricted Payment other than: (i) cash distributions by the Borrower and Subsidiaries of Spirit REIT to the respective equity owners thereof and (ii) cash distributions by Spirit REIT to its shareholders necessary to remain in compliance with Section 8.12 and to avoid the imposition of excise taxes under Section 4981 of the Internal Revenue Code, provided that the chief financial officer or treasurer of Spirit REIT delivers to Administrative Agent, prior to any such distribution, a detailed certificate evidencing such necessary minimum amount. If a Default or Event of Default specified in Section 11.1.(a), Section 11.1.(e) or Section 11.1.(f) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 11.2.(a), Spirit REIT and the Borrower shall not, and shall not permit any of their respective Subsidiaries to, make any Restricted

Payments to any Person other than cash distributions by the Borrower and Subsidiaries of Spirit REIT to the respective equity owners thereof, provided such equity owners are Loan Parties.
Section 10.2    Negative Pledge.
The Borrower shall not, and shall not permit any other Loan Party or Subsidiary to, (a) create, assume, incur, permit or suffer to exist any Lien on any Unencumbered Pool Asset or any direct or indirect ownership interest of the Borrower or Spirit REIT in any Person owning any Unencumbered Pool Asset, now owned or hereafter acquired, except for Permitted Liens or (b) permit any Unencumbered Pool Asset or any direct or indirect ownership interest of the Borrower or Spirit REIT or in any Person owning an Unencumbered Pool Asset, to be subject to a Negative Pledge. Prior to securitization, the Borrower shall not, and shall not permit any Warehouse Entity to, (a) create, assume, incur, permit or suffer to exist any Lien on any asset of such Warehouse Entity or any direct or indirect ownership interest of the Borrower or Spirit REIT in any Person owning such asset, now owned or hereafter acquired, except for Permitted Liens or (b) permit any asset of such Warehouse Entity or any direct or indirect ownership interest of the Borrower or Spirit REIT or in any Person owning such asset, to be subject to a Negative Pledge.
Section 10.3    Restrictions on Intercompany Transfers.
The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary (other than (i) a Warehouse Entity following securitization pursuant to the terms of the securitization documents or (ii) an Excluded Subsidiary holding title assets subject to Secured Indebtedness pursuant to the terms of the Secured Indebtedness documents), to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (a) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the Borrower or any Subsidiary; (b) pay any Indebtedness owed to the Borrower or any Subsidiary; (c) make loans or advances to the Borrower or any Subsidiary; or (d) transfer any of its property or assets to the Borrower or any Subsidiary; other than (i) with respect to clauses (a) through (d) those encumbrances or restrictions (x) contained in any Loan Document or (y) contained in any other agreement that evidences Unsecured Indebtedness containing encumbrances or restrictions on the actions described above that are substantially similar to or less restrictive than those contained in the Loan Documents or, (ii) with respect to clause (d), (x) restrictions contained in any agreement relating to the sale of a Subsidiary (other than the Borrower) or the assets of a Subsidiary pending sale, or relating to Secured Indebtedness secured by a Lien on assets that Spirit REIT, the Borrower, any other Loan Party or any other Subsidiary may create, incur, assume, or permit or suffer to exist and as permitted by the Loan Documents; provided that in any such case, the restrictions apply only to the Subsidiary or the assets that are the subject of such sale or Lien, as the case may be or (y) customary provisions restricting assignment of any agreement entered into by Spirit REIT, the Borrower, any other Loan Party or any other Subsidiary in the ordinary course of business.
Section 10.4    Merger, Consolidation, Sales of Assets and Other Arrangements.
The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, (a)  merge or consolidate with another Person; (b) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, whether now owned or hereafter acquired; or (d) acquire a Substantial Amount of the assets of, or make an Investment of a Substantial Amount in, any other Person; provided that:
(i)    any Subsidiary may merge with a Loan Party so long as the survivor is or becomes a Loan Party;
(ii)    any Subsidiary (A) may sell, transfer or dispose of its assets to a Loan Party or (B) that is not a Loan Party may sell, transfer or dispose of its assets to another Subsidiary;
(iii)    a Loan Party (other than the Borrower or any Loan Party that owns an Unencumbered Pool Asset) and any Subsidiary that is not (and is not required to be) a Loan Party may convey, sell, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, and immediately thereafter liquidate, provided that immediately prior to any such conveyance, sale, transfer, disposition or liquidation and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would exist;
(iv)    any Loan Party and any other Subsidiary may, directly or indirectly, (A) acquire (whether by purchase, acquisition of Equity Interests of a Person, or as a result of a merger or consolidation) a Substantial Amount of the assets of, or make an Investment of a Substantial Amount in, any other Person and (B) sell, lease or otherwise transfer, whether by one or a series of transactions, a Substantial Amount of assets (including capital stock or other securities of Subsidiaries) to any other Person, so long as, in each case, (1) the Borrower shall have given the Administrative Agent and the Lenders at least five (5) Business Days prior written notice of such consolidation, merger, acquisition, Investment, sale, lease or other transfer; (2) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, including a Default or Event of Default resulting from a breach of Section 10.1; (3) in the case of a consolidation or merger involving the Borrower, the Borrower shall be the survivor thereof; (4) in the case of a consolidation or merger involving a Loan Party (other than the Borrower) that owns an Unencumbered Pool Asset, such Loan Party shall be the survivor thereof or the survivor thereof shall immediately become a Loan Party, and (4) at the time the Borrower gives notice pursuant to clause (1) of this subsection, the Borrower shall have delivered to the Administrative Agent for distribution to each of the Lenders a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the terms and conditions of this Agreement and the other Loan Documents, including the financial covenants contained in Section 10.1, after giving effect to such consolidation, merger, acquisition, Investment, sale, lease or other transfer; and
(v)    the Borrower, the other Loan Parties and the other Subsidiaries may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business.

Further, no Loan Party nor any Subsidiary, shall enter into any sale‑leaseback transactions or other transaction by which such Person shall remain liable as lessee (or the economic equivalent thereof) of any real or personal property that it has sold or leased to another Person.
Section 10.5    Plans.
The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.
Section 10.6    Fiscal Year.
The Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, change its fiscal year from that in effect as of the Agreement Date.
Section 10.7    Modifications of Organizational Documents and Material Contracts.
The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, amend, supplement, restate or otherwise modify or waive the application of any provision of its certificate or articles of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification (a) is adverse to the interest of the Administrative Agent or the Lenders or (b) could reasonably be expected to have a Material Adverse Effect. The Borrower shall not enter into, and shall not permit any Subsidiary or other Loan Party to enter into, any amendment or modification to any Material Contract which could reasonably be expected to have a Material Adverse Effect or default in the performance of any obligations of any Loan Party or other Subsidiary in any Material Contract or permit any Material Contract to be canceled or terminated prior to its stated maturity.
Section 10.8    Subordinated Debt Prepayments; Amendments.
The Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, prepay any principal of, or accrued interest on, any Subordinated Debt or otherwise make any voluntary or optional payment with respect to any principal of, or accrued interest on, any Subordinated Debt prior to the originally scheduled maturity date thereof or otherwise redeem or acquire for value any Subordinated Debt, in each case, other than as expressly permitted pursuant to the applicable subordination provisions. Further, except as expressly permitted pursuant to the applicable subordination provisions, the Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, amend or modify, or permit the amendment or modification of, any agreement or instrument evidencing any Subordinated Debt where such amendment or modification provides for the following or which has any of the following effects:
(a)    increases the rate of interest accruing on such Subordinated Debt;
(b)    increases the amount of any scheduled installment of interest, or shortens the date on which any such installment of interest becomes due;

(c)    shortens the weighted average life to maturity of such Subordinated Debt;
(d)    increases the principal amount of such Subordinated Debt, unless after giving effect to such increase in principal amount, no Event of Default shall exist;
(e)    amends any financial or other covenant contained in any document or instrument evidencing any Subordinated Debt in a manner which is more onerous to the Borrower or such Subsidiary than the provisions of the Loan Documents;
(f)    provides for the payment of additional fees or the increase in existing fees; and/or
(g)    otherwise could reasonably be expected to be materially adverse to the interests of the Administrative Agent or the Lenders.
Section 10.9    Transactions with Affiliates.
The Borrower shall not permit to exist or enter into, and shall not permit any other Loan Party or any other Subsidiary to, permit to exist or enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except (a) as set forth on Schedule 7.1(n) or (b) pursuant to the reasonable requirements of the business of the Borrower, such other Loan Party or such other Subsidiary and upon fair and reasonable terms which are no less favorable to the Borrower, such other Loan Party or such other Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, no payments may be made with respect to any items set forth on such Schedule 7.1(n) if a Default or Event of Default exists or would result therefrom.
Section 10.10    Environmental Matters.
Except as could not reasonably be expected to result in a Material Adverse Effect, the Borrower shall not, and shall not permit any other Loan Party, any other Subsidiary or any other Person to, use, generate, discharge, emit, manufacture, handle, process, store, release, transport, remove, dispose of or clean up any Hazardous Materials on, under or from any of the Properties or Hybrid Assets in violation of any Environmental Law or in a manner that could reasonably be expected to lead to any environmental claim or pose a risk to human health, safety or the environment. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.
Section 10.11    Derivatives Contracts.
The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, enter into or become obligated in respect of Derivatives Contracts other than Derivatives Contracts entered into by the Borrower, any such Loan Party or any such Subsidiary in the ordinary course of business and which establish an effective hedge in respect of liabilities, commitments or assets held or reasonably anticipated by the Borrower, such other Loan Party or such other Subsidiary.

ARTICLE XI
DEFAULT
Section 11.1    Events of Default.
Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:
(e)    Default in Payment. The Borrower or any Loan Party shall fail to pay (i) any amount due on the Term Loan Maturity Date, (ii) any principal of any of the Loans when due (whether upon demand, at maturity, by reason of acceleration or otherwise) under this Agreement or any of the other Loan Documents, or (iii) any interest or any other amount due (whether upon demand, at maturity, by reason of acceleration or otherwise) under this Agreement, any other Loan Document within five (5) Business Days of the same being due.
(f)    Default in Performance.
(i)    Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Article IX or Article X (other than Section 10.5, Section 10.9 or Section 10.10); or
(ii)    Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document (including in Section 10.5, Section 10.9 or Section 10.10) to which it is a party and not otherwise mentioned in this Section, and in the case of this subsection (b)(ii) only, such failure shall continue for a period of thirty (30) days after the earlier of (x) the date upon which a Responsible Officer of the Borrower or such other Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent.
(g)    Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, any Loan Party to the Administrative Agent or any Lender, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made.
(h)    Indebtedness Cross Default.
(iii)    Spirit REIT, the Borrower, any other Loan Party or any other Subsidiary shall fail to make any payment when due and payable in respect of any Indebtedness (other than the Loans) having an aggregate outstanding principal amount (or, in the case of any Derivatives Contract, having, without regard to the effect of any close-out netting provision, a Derivatives Termination Value), in each case individually or in the aggregate with all other Indebtedness as to which such a failure exists, of (1) $75,000,000 or more with respect to recourse Indebtedness, and/or (2) $250,000,000 or more with respect to Nonrecourse Indebtedness (“Material Indebtedness”); provided, that notice from the Borrower of the intent to execute a deed-in-lieu of foreclosure (or otherwise deliver the collateral securing the facility to lender), judicial foreclosure or other similar satisfaction of such Nonrecourse Indebtedness shall be a cure to such Event of Default; or
(iv)    Subject to the proviso at the end of clause (d)(i) above, (x) the maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid, repurchased, redeemed or defeased prior to the stated maturity thereof; or
(v)    Subject to the proviso at the end of clause (d)(i) above, any other event shall have occurred and be continuing which, with or without the passage of time, the giving of notice, or otherwise, would permit any holder or holders of any Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid, repurchased, redeemed or defeased prior to its stated maturity.
(i)    Voluntary Bankruptcy Proceeding. Spirit REIT, the Borrower or any Material Subsidiary (other than an Excluded Subsidiary) shall: (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.
(j)    Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against Spirit REIT, the Borrower or any Material Subsidiary (other than an Excluded Subsidiary) in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive days, or an order granting the remedy or other relief requested in such case or proceeding (including an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.
(k)    Revocation of Loan Documents. Any Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or any Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).
(l)    Judgment. A judgment or order for the payment of money or for an injunction or other non-monetary relief (other than those related to actions contemplated by the proviso to clause (d)(i) above) shall be entered against the Borrower, any other Loan Party, or any other Subsidiary by any court or other tribunal and (i) such judgment or order shall continue for a period of sixty (60) days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such judgments or orders entered against the Borrower, any other Loan Party or any other Subsidiary, $75,000,000, or (B) in the case of an injunction or other non-monetary relief, such injunction or judgment or order could reasonably be expected to have a Material Adverse Effect.
(m)    Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Borrower, any other Loan Party or any other Subsidiary, which exceeds, individually or together with all other such warrants, writs, executions and processes, $75,000,000 in amount and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of twenty (20) days.
(n)    ERISA. (i) Any ERISA Event shall have occurred that results or could reasonably be expected to result in liability to Spirit REIT or the Borrower aggregating in excess of $75,000,000; or (ii) the “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than $75,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715.
(o)    Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.
(p)    Change of Control/Change in Management.
(i)    Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than thirty-five (35%) of the total voting power of the then outstanding voting stock of Spirit REIT (other than (A) those mutual funds or other similar entities permitted by Spirit REIT to do so under pass-through interpretation of their equity ownership or (B) those which do not receive the contractual rights to appoint directors of Spirit REIT in connection with the acquisition of voting stock (including for this purpose stock convertible to voting stock or any combination thereof), unless such right is obtained in connection with a merger or acquisition resulting in such person or group receiving the right (directly or indirectly) to appoint a majority of the board of directors of Spirit REIT);
(ii)    During any period of twelve (12) consecutive months ending after the Agreement Date, individuals who at the beginning of any such twelve (12) month period constituted the Board of Directors of Spirit REIT (together with any new directors whose election by such Board or whose nomination for election by the shareholders of Spirit REIT was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Spirit REIT then in office;
(iii)    Spirit REIT ceases to own and control, directly or indirectly, at least fifty-one percent (51%) of the outstanding Equity Interests of the Borrower; or
(iv)    Spirit REIT or a Wholly Owned Subsidiary of Spirit REIT ceases to be the sole general partner of the Borrower or ceases to have the sole and exclusive power to exercise all management and control over the Borrower.
Section 11.2    Remedies Upon Event of Default.
Upon the occurrence of an Event of Default, the following provisions shall apply:
(ff)    Acceleration; Termination of Facilities.
(i)    Automatic. Upon the occurrence of an Event of Default specified in Sections 11.1(e) or 11.1(f), (1)(A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, and (B) all of the other Obligations, including the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) the Commitments (if not previously terminated) shall all immediately and automatically terminate.
(ii)    Optional. If any other Event of Default shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall: (1) declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, and (B) all of the other Obligations, including the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) terminate the Commitments (if not previously terminated).
(gg)    Loan Documents. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.
(hh)    Applicable Law. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.
(ii)    Appointment of Receiver. To the extent permitted by Applicable Law, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower and its Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the property and/or the business operations of the Borrower and its Subsidiaries and to exercise such power as the court shall confer upon such receiver.
(jj)    Remedies in Respect of Specified Derivatives Contracts. Notwithstanding any other provision of this Agreement or other Loan Document, each Specified Derivatives Provider shall have the right, with prompt notice to the Administrative Agent, but without the approval or consent of or other action by the Administrative Agent or the Lenders, and without limitation of other remedies available to such Specified Derivatives Provider under contract or Applicable Law, to undertake any of the following: (a) in the case of a Specified Derivatives Provider, to declare an event of default, termination event or other similar event under any Specified Derivatives Contract and to create an “Early Termination Date” (as defined therein) in respect thereof, (b) in the case of a Specified Derivatives Provider, to determine net termination amounts in respect of any and all Specified Derivatives Contracts in accordance with the terms thereof, and to set off amounts among such contracts, (c) in the case of a Specified Derivatives Provider, to set off or proceed against deposit account balances, securities account balances and other property and amounts held by such Specified Derivatives Provider and (d) to prosecute any legal action against the Borrower, any Loan Party or other Subsidiary to enforce or collect net amounts owing to such Specified Derivatives Provider pursuant to any Specified Derivatives Contract.
Section 11.3    Remedies Upon Default.
Upon the occurrence of a Default specified in Section 11.1(e) and (f), the Commitments shall immediately and automatically terminate.
Section 11.4    Marshaling; Payments Set Aside.
No Lender Party shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Guaranteed Obligations. To the extent that any Loan Party makes a payment or payments to a Lender Party, or a Lender Party enforces its security interest or exercises its right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Guaranteed Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
Section 11.5    Allocation of Proceeds.
If an Event of Default exists, all payments received by the Administrative Agent (or any Lender as a result of its exercise of remedies permitted under Section 13.3) under any of the Loan Documents in respect of any Guaranteed Obligations shall be applied in the following order and priority:
(a)    to the payment of that portion of the Guaranteed Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;
(b)    to the payment of that portion of the Guaranteed Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause (b) payable to them;
(c)    to the payment of that portion of the Guaranteed Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (c) payable to them;
(d)    to the payment of that portion of the Guaranteed Obligations constituting unpaid principal of the Loans and payment obligations then owing under Specified Derivatives Contracts, ratably among the Lenders and the Specified Derivatives Providers in proportion to the respective amounts described in this clause (d) payable to them; and
(e)    the balance, if any, after all of the Guaranteed Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.
Notwithstanding the foregoing, Guaranteed Obligations arising under Specified Derivatives Contracts shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider. Each Specified Derivatives Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XII for itself and its Affiliates as if a “Lender” party hereto.
Section 11.6    Rescission of Acceleration by Requisite Lenders.

If at any time after acceleration of the maturity of the Loans and the other Obligations, the Borrower shall pay all arrears of interest and all payments on account of principal of the Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by Applicable Law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Obligations due and payable solely by virtue of acceleration) shall become remedied or waived to the satisfaction of the Requisite Lenders, then by written notice to the Borrower, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences. The provisions of the preceding sentence are intended merely to bind all of the Lenders to a decision which may be made at the election of the Requisite Lenders, and are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are satisfied.
Section 11.7    Performance by Administrative Agent.
If the Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower or such other Loan Party after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.
Section 11.8    Rights Cumulative.
(a)    Generally. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and each of the other Loan Documents, of the Specified Derivatives Providers under the Specified Derivatives Contracts shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Administrative Agent, the Lenders, the Specified Derivatives Providers may be selective and no failure or delay by any such Lender Party in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.
(b)    Enforcement by Administrative Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article XI for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan

Documents, (ii) any Specified Derivatives Provider from exercising the rights and remedies that inure to its benefit under any Specified Derivatives Contract, (iii) any Lender from exercising setoff rights in accordance with Section 13.3 (subject to the terms of Section 3.3), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article XI and (y) in addition to the matters set forth in clauses (ii), (ii) and (iv) of the preceding proviso and subject to Section 3.3, any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.
ARTICLE XII
THE ADMINISTRATIVE AGENT
Section 12.1    Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 12.2    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 12.3    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 13.6 and 11.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 12.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 12.5    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non‑appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Section 12.6    Resignation of Administrative Agent.
(h)    The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Requisite Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(i)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Requisite Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Requisite Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(j)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.10(i) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 13.9 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

Section 12.7    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 12.8    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, Syndication Agents or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity as a Lender hereunder.
Section 12.9    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.5, 13.2 and 13.9) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.5, 13.2 and 13.9.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 12.10    Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents. Upon request by the Administrative Agent at any time, the Requisite Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 12.10.
Section 12.11    Specified Derivatives Contracts.
No Specified Derivatives Provider that obtains the benefits of Section 11.5 by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of any Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Specified Derivatives Contracts unless the Administrative Agent has received written notice of such Specified Derivatives Contracts, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider.
ARTICLE XIII
MISCELLANEOUS
Section 13.1    Notices.
Unless otherwise provided herein (including as provided in Section 9.5), communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:
If to the Borrower:
Spirit Realty, L.P.
16767 N. Perimeter Drive, Suite 210
Scottsdale, AZ 85260
Attention: Chief Financial Officer
Telecopy Number: (480) 256-1100
If to the Administrative Agent:
Bank of America, N.A.
135 S LaSalle Street
Mail Code IL4-135-09-61
Chicago, IL 60603
ATTN: Gerund Gore
Telephone: 312.992.8588
Fax:     312-453-3635
Email:     gerund.gore@baml.com

with a copy to
Bank of America, N.A.
135 S LaSalle Street
Mail Code IL4-135-09-61
Chicago, IL 60603
ATTN: Christine Trotter
Telephone: 312.828.4172
Fax:     877-207-0702
If to the Administrative Agent under Article II:
Bank of America, N.A.
901 Main St.
Mail Code TX1-492-14-11
Dallas, TX 75202
Attention: Nora J. Taylor
Telephone: 972-338-3778
Fax: 214-290-9673
Email: nora.j.taylor@baml.com

Wiring Instructions:

Bank of America, N.A.
Dallas, TX
ABA# 026009593
Account Number 001292000883
Attn: Credit Services
Reference: Spirit Realty, L.P.
If to any other Lender:
To such Lender’s address or telecopy number as set forth in the applicable Administrative Questionnaire or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender shall only be required to give notice of any such other address to the Administrative Agent and the Borrower. All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of three (3) Business Days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower or the Administrative Agent and Lenders at the addresses specified; (ii) if telecopied, when transmitted; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 9.5 to the extent applicable; provided that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent or any Lender under Article II shall be effective only when actually received. None of the Administrative Agent or any Lender shall incur any liability to any Loan Party (nor shall the Administrative Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.
Section 13.2    Expenses.
The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its reasonable, documented (i.e., invoiced to the Borrower by the Administrative Agent), out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and reasonable travel expenses related to closing), and the consummation of the transactions contemplated hereby and thereby, including the reasonable and documented (i.e., invoiced to the Borrower by Administrative Agent) fees and disbursements of counsel to the Administrative Agent and all costs and expenses of the Administrative Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents and of the Administrative Agent in connection with the review of Properties for inclusion in calculations of the Unencumbered Pool and the Administrative Agent’s other activities under Article IV and the reasonable and documented (i.e., invoiced to the Borrower by the applicable party) fees and disbursements of counsel to the Administrative Agent relating to all such activities, (b) to pay or reimburse the Administrative Agent and the Lenders for all their documented (i.e., invoiced to the Borrower by the applicable party) costs and expenses reasonably incurred in connection with the enforcement, “workout” or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of their respective counsel (including the reasonable allocated fees and expenses of in-house counsel) and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents, (c) without duplication of amounts payable under Sections 3.10(c) and 3.10(d), to pay, and indemnify and hold harmless the Administrative Agent, and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the fees and disbursements of counsel to the Administrative Agent and any Lender incurred in connection with the representation of the Administrative Agent or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 11.1(e) or 11.1(f), including (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of the Borrower or any other Loan Party, whether proposed by the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Administrative Agent and/or the Lenders may pay such amounts on behalf of the Borrower and such amounts shall be deemed to be Obligations owing hereunder. Notwithstanding the foregoing, in the case of legal fees and expenses, the Borrower’s reimbursement obligations under this Section shall be limited to the fees, disbursements and other charges of one counsel to the Indemnified Parties (other than in connection with a dispute among any Indemnified Parties resulting from claims against any Titled Agent in its capacity or in fulfilling its role such or any similar role hereunder or in connection herewith) and, if reasonably necessary, one additional local counsel for the Indemnified Parties in each relevant jurisdiction and one additional special counsel for the Indemnified Parties in each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel (and, if applicable, one additional local counsel in each relevant jurisdiction and one additional special counsel in each relevant specialty) to the affected Indemnified Parties similarly situated and taken as a whole.
Section 13.3    Setoff.
Subject to Section 3.3 and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Borrower hereby authorizes the Administrative Agent, each Lender, each Affiliate of the Administrative Agent or any Lender, and each Participant, at any time or from time to time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender, an Affiliate of a Lender, or a Participant, subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender, any Affiliate of the Administrative Agent or such Lender, or such Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 11.2, and although such Obligations shall be contingent or unmatured. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.9 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.
Section 13.4    Litigation; Jurisdiction; Other Matters; Waivers.
(a)    EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE

PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE FEE LETTERS OR IN CONNECTION WITH OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.
(b)    THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)    THE BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE BORROWER AT ITS ADDRESS FOR NOTICES PROVIDED FOR HEREIN. SHOULD THE BORROWER FAIL TO APPEAR OR ANSWER ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THIRTY (30) DAYS AFTER THE MAILING THEREOF, THE BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED AGAINST IT AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS.
(d)    THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS AGREEMENT.
Section 13.5    Successors and Assigns.
(k)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender (provided, that the foregoing shall not impair the express rights of the Loan Parties under Section 10.4), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (e) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(l)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of an assigning Lender’s Commitment and/or the Loans at the time owing to it, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in the immediately preceding subsection (A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (in each case, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 in the case of any assignment of a Commitment, unless each of the Administrative Agent and, so long as no Default or Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that if, after giving effect to such assignment, the amount of the Commitment held by such assigning Lender or the outstanding principal balance of the Loans of such assigning Lender, as applicable, would be less than $5,000,000 in the case of a Commitment or Loans, then such assigning Lender shall assign the entire amount of its Commitment and the Loans at the time owing to it.
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Commitment if such assignment is to a Person that is not already a Lender with a Commitment, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender.
(iv)    Assignment and Acceptance; Notes. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,500 ($7,500 if such Lender is a Defaulting Lender at such time) for each assignment (which fee the Administrative Agent may, in its sole discretion, elect to waive), and the assignee, if it is not a Lender, shall deliver to the

Administrative Agent an Administrative Questionnaire. If requested by the transferor Lender or the Assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the Assignee and such transferor Lender, as appropriate.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or to any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.
(vii)    Amendments to Schedule 1.1(a). The Administrative Agent may unilaterally amend Schedule 1.1(a) attached hereto to reflect any assignment effected hereunder.
(viii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.4, 13.2 and 13.9 and the other provisions of this Agreement and the other Loan Documents as provided in Section 13.10. with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).
(m)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(n)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (w) increase such Lender’s Commitment, (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender, (y) reduce the rate at which interest is payable thereon or (z) release any Guarantor from its Obligations under the Guaranty except as contemplated by Section 8.14, in each case, as applicable to that portion of such Lender’s rights and/or obligations that are subject to the participation. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10, 5.1, 5.4 (subject to the requirements and limitations therein, including the requirements under Section 3.10(g) (it being understood that the documentation required under Section 3.10(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.6 as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 5.1 or 3.10, with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.6 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 3.3 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(o)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(p)    No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.
(q)    Intentionally Omitted.
(r)    USA Patriot Act Notice; Compliance. In order for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, prior to any Lender that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.
Section 13.6    Amendments and Waivers.
(c)    Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by the Borrower, any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document may be waived, and (iv) the existence and/or continuance of any Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto. Notwithstanding anything to the contrary contained in this Section, the Fee Letters may only be amended, and the performance or observance by any Loan Party thereunder may only be waived, in a writing executed by the parties to such Fee Letter.
(d)    Additional Lender Consents. In addition to the foregoing requirements, no amendment, waiver or consent shall:
(i)    increase (or reinstate) or extend the Commitments of a Lender (except in accordance with Section 2.10) or subject a Lender to any additional obligations without the written consent of such Lender;
(ii)    reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations without the written consent of each Lender directly affected thereby; provided that only the written consent of the Requisite Lenders shall be required for the waiver of interest payable at the Post-Default Rate, retraction of the imposition of interest at the Post-Default Rate and amendment of the definition of “Post-Default Rate”;
(iii)    reduce the amount of any Fees payable to a Lender without the written consent of such Lender;
(iv)    modify the definitions of “Term Loan Maturity Date” (except in accordance with Section 2.10) or “Commitment Percentage”, otherwise postpone any date fixed for, or forgive, any payment of principal of, or interest on, any Loans or for the payment of Fees or any other Obligations owing to the Lenders beyond the Term Loan Maturity Date, in each case, without the written consent of each Lender;
(v)    amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section without the written consent of each Lender;
(vi)    modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Lender;
(vii)    modify Section 3.3 without the written consent of each Lender;
(viii)    release Spirit REIT from its obligations under the Guaranty or release all or substantially all of the other Guarantors from their obligations under the Guaranty, other than as expressly permitted under this Agreement or the other Loan Documents without the written consent of each Lender; or
(ix)    amend, or waive the Borrower’s compliance with, Section 2.11 without the written consent of each Lender.
(e)    Amendment of Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. Any amendment, waiver or consent with respect to any Loan Document that (i) diminishes the rights of a Specified Derivatives Provider in a manner or to an extent dissimilar to that affecting the Lenders or (ii) increases the liabilities or obligations of a Specified Derivatives Provider shall, in addition to the Lenders required hereinabove to take such action, require the consent of the Lender that is (or having an Affiliate that is) such Specified Derivatives Provider. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitments of any Defaulting Lender may not be increased, reinstated or extended without the written consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the written consent of such Defaulting Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue and shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.
(f)    Technical Amendments. Notwithstanding anything to the contrary in this Section 13.6, if the Administrative Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or an inconsistency between provisions of this Agreement, the Administrative Agent and the Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interests of the Lenders and the Administrative Agent provides notice to Lenders of such amendment. Any such amendment shall become effective without any further action or consent of any of other party to this Agreement.
Section 13.7    Non-Liability of Administrative Agent and Lenders.

The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. None of the Administrative Agent or any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent or any Lender to any Lender, the Borrower, any Subsidiary or any other Loan Party. None of the Administrative Agent or any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.
Section 13.8    Confidentiality.
The Administrative Agent and each Lender shall maintain the confidentiality of all Information (as defined below) but in any event may make disclosure: (a) to its Affiliates and to its and its Affiliates’ other respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed assignee, Participant or other transferee in connection with a potential transfer of any Commitment or participation therein as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law; (d) to the Administrative Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) in connection with the exercise of any remedies under any Loan Document (or any Specified Derivatives Contract) or any action or proceeding relating to any Loan Document (or any Specified Derivatives Contract) or the enforcement of rights hereunder or thereunder; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Administrative Agent or such Lender to be a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any Affiliate of the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower or any Affiliate of the Borrower; (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it; (h) to bank trade publications, such information to consist of deal terms and other information customarily found in such publications; (i) to any other party hereto; and (j) with the prior written consent of the Borrower. Notwithstanding the foregoing, the Administrative Agent and each Lender may disclose any such confidential information, without notice to the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent or such Lender. As used in this Section, the term “Information” means all information received from the Borrower, any other Loan Party, any other Subsidiary or Affiliate relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the

Borrower, any other Loan Party, any other Subsidiary or any Affiliate. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 13.9    Indemnification.
(d)    The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnified Party”) against, and hold each Indemnified Party harmless from, and shall pay or reimburse any such Indemnified Party for, any and all losses, claims (including Environmental Claims), damages, liabilities and related expenses (including the documented (i.e., invoiced) fees, charges and disbursements of any counsel for any Indemnified Party (which counsel may be employees of any Indemnified Party)), incurred by any Indemnified Party or asserted against any Indemnified Party by any Person (including the Borrower, any other Loan Party or any other Subsidiary but other than such Indemnified Party and its Related Parties), arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated hereby or by the other Loan Documents, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned, leased or operated by the Borrower, any other Loan Party or any other Subsidiary, or any Environmental Claim related in any way to the Borrower, any other Loan Party or any other Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding (an “Indemnity Proceeding”) relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, any other Loan Party or any other Subsidiary, and regardless of whether any Indemnified Party is a party thereto, or (v) any claim (including any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent, or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including documented (i.e., invoiced) attorneys and consultant’s fees, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party. Notwithstanding the foregoing, in the case of legal fees and expenses, reimbursement obligations hereunder shall be limited to the documented (i.e., invoiced) fees, disbursements and other charges of one counsel to the Indemnified Parties (other than in connection with a dispute among Indemnified Parties resulting from claims against any Titled Agent in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role hereunder or in connection herewith) and, if reasonably necessary, one local counsel for the Indemnified Parties in each relevant jurisdiction and one special counsel with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel (and, if applicable, one additional local counsel in each relevant jurisdiction and one additional special counsel in each relevant specialty) to the affected Indemnified Parties similarly situated and taken as a whole. This Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages etc. arising from any non-Tax claim.
(e)    If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.
(f)    The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.
References in this Section 13.9 to “Lender” or “Lenders” shall be deemed to include such Persons (and their Affiliates) in their capacity as Specified Derivatives Providers.
(g)    To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.
Section 13.10    Termination; Survival.
This Agreement shall terminate at such time as (a) all of the Commitments have been terminated, (b) none of the Lenders is obligated any longer under this Agreement to make any Loans and (c) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full. The indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of Sections 3.10, 5.1, 5.4, 12.6, 13.2 and 13.9 and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 13.4, shall continue in full force and effect and shall protect the Administrative Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.
Section 13.11    Severability of Provisions.
If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.
Section 13.12    GOVERNING LAW.
THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
Section 13.13    Counterparts.
To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means). It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.
Section 13.14    Obligations with Respect to Loan Parties and Subsidiaries.
The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties and Subsidiaries as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties or Subsidiaries.
Section 13.15    Independence of Covenants.
All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
Section 13.16    Limitation of Liability.
None of the Administrative Agent, any Lender, or any of their respective Related Parties shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, consequential or punitive damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or any of the transactions contemplated by this Agreement or any of the other Loan Documents.
Section 13.17    Entire Agreement.
This Agreement and the other Loan Documents embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no verbal agreements among the parties hereto. To the extent any term of this Agreement is inconsistent with a term of any other Loan Document to which the parties of this Agreement are party, the term of this Agreement shall control to the extent of such inconsistency.
Section 13.18    Electronic Execution of Assignments and Certain Other Documents.
The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Notices of Borrowing, Notices of Continuation, Notice of Conversion, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.
Section 13.19    Construction.
The Administrative Agent, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, the Borrower and each Lender.
Section 13.20    Headings.
The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.
Section 13.21    Time.

Time is of the essence with respect to each provision of this Agreement and the other Loan Documents. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
Section 13.22    Special Covenants Regarding Sanctions, Anti-Corruption, Anti-Money Laundering.
Spirit REIT and its Subsidiaries shall not, directly or indirectly, use the proceeds of any borrowing or proceeds of any other extension of credit hereunder or lend, contribute or otherwise make available such proceeds to any subsidiary, affiliate, joint venture partner or other person or entity (i) for any purpose that to the actual knowledge of the Borrower would violate Anti-Corruption Laws; (ii) to the actual knowledge of the Borrower, would fund any activities of or business with any individual or entity that, at the time of such funding, is (A) the subject of Sanctions or (B) in any “Designated Jurisdiction”, in each case in violation in any material respect of any Sanctions; or (iii) in any other manner that to the actual knowledge of Borrower will result in a material violation by any individual or entity (including any individual or entity participating in the financing transaction contemplated by this Agreement, whether as a Lender, Titled Agent, Administrative Agent or otherwise) of Sanctions, the Patriot Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) or any enabling legislation or executive order relating to any of the foregoing or successor statute to any of the foregoing.
[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Term Loan Agreement to be duly executed and delivered by their authorized officers all as of the day and year first above written.
SPIRIT REALTY, L.P.,
a Delaware limited partnership
By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent, as a Lender
By:
Name:
Title:

[_______________________],
as a Lender
By:
Name:
Title:

[By:
Name:
Title:    ]

SCHEDULE 1.1(a)
COMMITMENT AMOUNTS AND PRO RATA SHARES

Lender	Commitment Amount	Pro Rata Share

Bank of America, N.A.	$50,000,000.00	15.384615390%
JPMorgan Chase Bank, N.A.	$50,000,000.00	15.384615390%
SunTrust Bank	$50,000,000.00	15.384615390%
U.S. Bank National Association	$45,000,000.00	13.846153850%
Associated Bank, National Association	$25,000,000.00	7.692307692%
Capital One, National Association	$25,000,000.00	7.692307692%
Regions Bank	$25,000,000.00	7.692307692%
Royal Bank of Canada	$25,000,000.00	7.692307692%
Morgan Stanley Bank, N.A.	$15,000,000.00	4.615384615%
Raymond James Bank, N.A.	$15,000,000.00	4.615384615%

TOTAL	$325,000,000.00	100%

SCHEDULE 1.1(b)
LOAN PARTIES
[BORROWER TO PROVIDE]

SCHEDULE 1.1(d)
UNENCUMBERED POOL ASSETS
[BORROWER TO PROVIDE]

SCHEDULE 7.1(e)
LITIGATION
[BORROWER TO PROVIDE]

SCHEDULE 7.1(n)
AFFILIATE TRANSACTIONS
[BORROWER TO PROVIDE]

EXHIBIT A
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
This Assignment and Assumption Agreement (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and [between] [among][the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to such terms in the Term Loan Agreement identified below (as amended from time to time, the “Term Loan Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Term Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Term Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including any term loan credit commitments, term loans and guarantees included in such facilities), and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of [the] [any] Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Term Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.
1.    Assignor[s]:    ______________________________
______________________________
[Assignor [is] [is not] a Defaulting Lender]
2.    Assignee[s]:    ______________________________

______________________________
[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]
3.    Borrower(s):        Spirit Realty, L.P., a Delaware limited partnership
4.    Administrative Agent:    Bank of America, N.A., as the administrative agent under the Term Loan Agreement
5.    Term Loan Agreement:    Term Loan Agreement, dated as of October [__], 2015, among Borrower, the Lenders parties thereto, Bank of America, N.A., as Administrative Agent, and the other parties thereto from time to time
Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned[8]	Percentage Assigned of Commitment/ Loans	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

7.    Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT, WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
8.    Trade Date:        ______________]
[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Assignment and Assumption Agreement as of the Effective Date.
ASSIGNOR[S]
[NAME OF ASSIGNOR]
By:
Name:
Title:
[NAME OF ASSIGNOR]
By:
Name:
Title:
ASSIGNEE[S]
[NAME OF ASSIGNEE]
By:
Name:
Title:
[NAME OF ASSIGNEE]
By:
Name:
Title:

CONSENTED AND ACCEPTED:
BANK OF AMERICA, N.A., as
Administrative Agent
By:
Name:
Title:
[CONSENTED TO:]
[NAME OF RELEVANT PARTY OR PARTIES]
By:
Name:
Title:

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Term Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement, (ii) it meets all the requirements to be an Eligible Assignee as defined in the Term Loan Agreement (subject to such consents, if any, as may be required under such definition), (iii) after the Effective Date specified for this Assignment and Assumption, it shall be bound by the provisions of the Term Loan Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Term Loan Agreement, and has received or has been accorded the opportunity to receive copies of the financial statements referenced in Section 7.1(g) thereof or of the most recent financial statements delivered pursuant to Section 9.1 or 9.2 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Term Loan Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. After the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date specified for this Assignment and Assumption. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to such Effective Date or with respect to the making of this assignment directly between themselves.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B
FORM OF GUARANTY
THIS GUARANTY dated as of ______________, 20__ (this “Guaranty”) executed and delivered by each of the undersigned and the other Persons from time to time party hereto pursuant to the execution and delivery of an Accession Agreement in the form of Annex I hereto (subject to Section 33(b) hereunder, all of the undersigned, together with such other Persons each a “Guarantor” and collectively, the “Guarantors”) in favor of BANK OF AMERICA, N.A., in its capacity as Administrative Agent (the “Administrative Agent”) for the Lenders under that certain Term Loan Agreement dated as of the date hereof, by and among Spirit Realty, L.P., a Delaware limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.5 thereof (the “Lenders”), the Administrative Agent, and the other parties thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), for its benefit and the benefit of the Lenders and the Specified Derivatives Providers (the Administrative Agent, the Lenders and the Specified Derivatives Providers, each individually a “Guarantied Party” and collectively, the “Guarantied Parties”).
WHEREAS, pursuant to the Term Loan Agreement, the Administrative Agent and the other Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Term Loan Agreement;
WHEREAS, the Specified Derivatives Providers may from time to time enter into Specified Derivatives Contracts with the Borrower and/or its Subsidiaries;
WHEREAS, each Guarantor is owned or controlled by the Borrower, or is otherwise an Affiliate of the Borrower;
WHEREAS, the Borrower and the Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financial accommodations from the Guarantied Parties through their collective efforts;
WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Guarantied Parties making such financial accommodations; and
WHEREAS, each Guarantor’s execution and delivery of this Guaranty is a condition to the Guarantied Parties’ making, and continuing to make, such financial accommodations.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Guarantor, each Guarantor agrees as follows:
Section 1.Guaranty. Each Guarantor hereby absolutely, irrevocably and unconditionally guaranties the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following (collectively referred to as the “Guarantied Obligations”): (a) all indebtedness and obligations owing by the Borrower or any other Loan Party to any Lender, or the Administrative Agent under or in connection with the Term Loan Agreement or any other Loan Document, including the repayment of all principal of the Loans, and the payment of all interest, fees, charges, attorneys’ fees and other amounts payable to any Lender or the Administrative Agent thereunder or in connection therewith; (b) all existing or future payment and other obligations owing by any Loan Party under any Specified Derivatives Contract (other than any Excluded Swap Obligation); (c) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; (d) all expenses, including attorneys’ fees and disbursements, that are incurred by the Administrative Agent or any other Guarantied Party in the enforcement of any of the foregoing or any obligation of such Guarantor hereunder; and (e) all other Guaranteed Obligations.
Section 2.    Guaranty of Payment and Not of Collection. This Guaranty is a guaranty of payment, and not of collection, and a debt of each Guarantor for its own account. Accordingly, the Guarantied Parties shall not be obligated or required before enforcing this Guaranty against any Guarantor: (a) to pursue any right or remedy the Guarantied Parties may have against the Borrower, any other Loan Party or any other Person or commence any suit or other proceeding against the Borrower, any other Loan Party or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Loan Party or any other Person; or (c) to make demand of the Borrower, any other Loan Party or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Guarantied Parties which may secure any of the Guarantied Obligations.
Section 3.    Guaranty Absolute. Each Guarantor guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Guarantied Parties with respect thereto. The liability of each Guarantor under this Guaranty shall be absolute, irrevocable and unconditional in accordance with its terms and shall remain in full force and effect until a Discharge of Guarantied Obligations without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever including the following (whether or not such Guarantor consents thereto or has notice thereof):
(a)    (i) any change in the amount, interest rate or due date or other term of any of the Guarantied Obligations, (ii) any change in the time, place or manner of payment of all or any portion of the Guarantied Obligations, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Term Loan Agreement, any other Loan Document, any Specified Derivatives Contract or any other document, instrument or agreement evidencing or relating to any Guarantied Obligations (the “Guarantied Documents”), or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, any Guarantied Document or any assignment or transfer of any Guarantied Document;
(b)    any lack of validity or enforceability of any Guarantied Document or any assignment or transfer of any Guarantied Document;

(c)    any furnishing to any of the Guarantied Parties of any security for any of the Guarantied Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral securing any of the Guarantied Obligations;
(d)    any settlement or compromise of any of the Guarantied Obligations, any security therefor, or any liability of any other party with respect to any of the Guarantied Obligations, or any subordination of the payment of any of the Guarantied Obligations to the payment of any other liability of the Borrower or any other Loan Party;
(e)    any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Guarantor, any other Loan Party or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;
(f)    any act or failure to act by any Loan Party or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against any other Loan Party or any other Person to recover payments made under this Guaranty;
(g)    any nonperfection or impairment of any security interest or other Lien on any collateral, if any, securing in any way any of the Guarantied Obligations;
(h)    any application of sums paid by any Loan Party or any other Person with respect to the liabilities of any Loan Party to any of the Guarantied Parties, regardless of what liabilities of the Borrower remain unpaid;
(i)    any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof;
(j)    any defense, set off, claim or counterclaim (other than indefeasible payment and performance in full) which may at any time be available to or be asserted by any Loan Party or any other Person against any Guarantied Party;
(k)    any change in the corporate existence, structure or ownership of any Loan Party;
(l)    any statement, representation or warranty made or deemed made by or on behalf of any Loan Party under any Guarantied Document, or any amendment hereto or thereto, proves to have been incorrect or misleading in any respect; or
(m)    any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Guarantor hereunder (other than indefeasible payment and performance in full).
Section 4.    Action with Respect to Guarantied Obligations. The Guaranteed Parties may, in accordance with the applicable provisions of the Guarantied Documents, at any time and from time to time, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder, take any and all actions described in Section 3 and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Guarantied Obligations, including extending or shortening the time of payment of any of the Guarantied Obligations or changing the interest rate that may accrue on any of the Guarantied Obligations; (b) amend, modify, alter or supplement any Guarantied Document; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Guarantied Obligations; (d) release any Loan Party or other Person liable in any manner for the payment or collection of any of the Guarantied Obligations; (e) exercise, or refrain from exercising, any rights against any Loan Party or any other Person; and (f) apply any sum, by whomsoever paid or however realized, to the Guarantied Obligations in such order as the Guarantied Parties shall elect.
Section 5.    Representations and Warranties. Each Guarantor hereby makes to the Administrative Agent and the other Guarantied Parties all of the representations and warranties made by the Borrower with respect to or in any way relating to such Guarantor in the Term Loan Agreement and the other Guarantied Documents, as if the same were set forth herein in full; provided, that each reference in each such representation and warranty to any Borrower’s knowledge shall, for the purposes of this Section 5, be deemed to be a reference to such Guarantor’s knowledge.
Section 6.    Covenants. Each Guarantor will comply with all covenants with which the Borrower is to cause such Guarantor to comply under the terms of the Term Loan Agreement or any of the other Guarantied Documents.
Section 7.    Waiver. Each Guarantor, to the fullest extent permitted by Applicable Law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder.
Section 8.    Inability to Accelerate. If the Guarantied Parties or any of them are prevented under Applicable Law or otherwise, from demanding or accelerating payment of any of the Guarantied Obligations by reason of any automatic stay or otherwise, to the extent permitted by Applicable Law, the Administrative Agent and/or the other Guarantied Parties shall be entitled to receive from each Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.
Section 9.    Reinstatement of Guarantied Obligations. If claim is ever made on the Administrative Agent or any other Guarantied Party for repayment or recovery of any amount or amounts received in payment or on account of any of the Guarantied Obligations, and the Administrative Agent or such other Guarantied Party repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by the Administrative Agent or such other Guarantied Party with any such claimant (including the Borrower or a trustee in bankruptcy for the Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of any of the Guarantied Documents and such Guarantor shall be and remain liable to the Administrative Agent or such other Guarantied Party for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Administrative Agent or such other Guarantied Party.

Section 10.    Subrogation. Upon the making by any Guarantor of any payment hereunder for the account of another Loan Party, such Guarantor shall be subrogated to the rights of the payee against such Loan Party; provided that such Guarantor shall not enforce any right or receive any payment by way of subrogation or otherwise take any action in respect of any other claim or cause of action such Guarantor may have against such Loan Party arising by reason of any payment or performance by such Guarantor pursuant to this Guaranty, unless and until a Discharge of the Guarantied Obligations. If any amount shall be paid to such Guarantor on account of or in respect of such subrogation rights or other claims or causes of action, such Guarantor shall hold such amount in trust for the benefit of the Guarantied Parties and shall forthwith pay such amount to the Administrative Agent to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Term Loan Agreement or to be held by the Administrative Agent to cash collateralize any Guarantied Obligations, as applicable, in accordance with the terms of the Term Loan Agreement.
Section 11.    Payments Free and Clear. All sums payable by each Guarantor hereunder, whether of principal, interest, fees, expenses, premiums or otherwise, shall be paid in full, without set-off or counterclaim or any deduction or withholding whatsoever (including any Taxes), subject to the provisions of Section 3.10 of the Term Loan Agreement.
Section 12.    Set-off. In addition to any rights now or hereafter granted under any of the other Guarantied Documents or Applicable Law and not by way of limitation of any such rights, each Guarantor hereby authorizes each Guarantied Party, at any time while an Event of Default exists, without any prior notice to such Guarantor or to any other Person, any such notice being hereby expressly waived, but in the case of a Guarantied Party (other than the Administrative Agent), subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set-off and to appropriate and to apply any and all deposits (general or special, including indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by a Guarantied Party to or for the credit or the account of such Guarantor against and on account of any of the Guarantied Obligations, although such obligations shall be contingent or unmatured. Each Guarantor agrees, to the fullest extent permitted by Applicable Law, that any Participant may exercise rights of setoff or counterclaim and other rights with respect to its participation as fully as if such Participant were a direct creditor of such Guarantor in the amount of such participation.
Section 13.    Subordination. Each Guarantor hereby expressly covenants and agrees for the benefit of the Guarantied Parties that all obligations and liabilities of any other Loan Party to such Guarantor of whatever description, including all intercompany receivables of such Guarantor from any other Loan Party (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Guarantied Obligations. If an Event of Default shall exist, no Guarantor shall accept any direct or indirect payment (in cash, property or securities, by setoff or otherwise) from or any other Loan Party on account of or in any manner in respect of any Junior Claim until a Discharge of the Guarantied Obligations.
Section 14.    Avoidance Provisions. It is the intent of each Guarantor and the Guarantied Parties that in any Proceeding, such Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Guarantied Parties) to be avoidable or unenforceable against such Guarantor in such Proceeding as a result of Applicable Law, including (a) Section 548 of the Bankruptcy Code and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The Applicable Laws under which the possible avoidance or unenforceability of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Guarantied Parties) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions”. Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Guarantied Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guarantied Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of any Guarantor hereunder (or any other obligations of such Guarantor to the Guarantied Parties), to be subject to avoidance under the Avoidance Provisions. This Section is intended solely to preserve the rights of the Administrative Agent and the other Guarantied Parties hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor or any other Person shall have any right or claim under this Section as against the Guarantied Parties that would not otherwise be available to such Person under the Avoidance Provisions.
Section 15.    Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Loan Parties, and of all other circumstances bearing upon the risk of nonpayment of any of the Guarantied Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither of the Administrative Agent nor any other Guarantied Party shall have any duty whatsoever to advise any Guarantor of information regarding such circumstances or risks.
Section 16.    Governing Law. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
Section 17.    WAIVER OF JURY TRIAL.
(a)    EACH GUARANTOR, AND EACH OF THE GUARANTIED PARTIES BY ACCEPTING THE BENEFITS HEREOF, ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG SUCH GUARANTOR AND ANY OF THE GUARANTIED PARTIES WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE GUARANTORS, AND THE GUARANTIED PARTIES BY ACCEPTING THE BENEFITS HEREOF, HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT

OF THIS GUARANTY OR IN CONNECTION WITH OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG EACH OF THE GUARANTORS AND THE GUARANTIED PARTIES OF ANY KIND OR NATURE RELATING TO THIS GUARANTY.
(b)    EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY OTHER GUARANTIED PARTY, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY OTHER GUARANTIED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY ANY GUARANTIED PARTY OR THE ENFORCEMENT BY ANY GUARANTIED PARTY OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.
(c)    EACH GUARANTOR HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO EACH GUARANTOR AT ITS ADDRESS FOR NOTICES PROVIDED FOR HEREIN. SHOULD EACH GUARANTOR FAIL TO APPEAR OR ANSWER ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THIRTY (30) DAYS AFTER THE MAILING THEREOF, SUCH GUARANTOR SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/

OR JUDGMENT MAY BE ENTERED AGAINST IT AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS.
(d)    THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER GUARANTIED DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS GUARANTY.
Section 18.    Loan Accounts. The Administrative Agent and each other Guarantied Party may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Guarantied Obligations arising under or in connection with the Loan Documents, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of any of such Guarantied Obligations or otherwise, the entries in such books and accounts shall be binding on the Guarantors absent manifest error. The failure of the Administrative Agent or any other Guarantied Party to maintain such books and accounts shall not in any way relieve or discharge any Guarantor of any of its obligations hereunder.
Section 19.    Waiver of Remedies. No delay or failure on the part of the Administrative Agent or any other Guarantied Party in the exercise of any right or remedy it may have against any Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent or any other Guarantied Party of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other such right or remedy.
Section 20.    Termination.
(a) Except as provided in Section 20(b) below, this Guaranty shall remain in full force and effect with respect to each Guarantor until the Discharge of Guarantied Obligations. Upon the Discharge of Guarantied Obligations, this Guaranty and all obligations hereunder shall be terminated automatically without further action by any Person.
(b) If (i) all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of in accordance with the terms and conditions of Section 10.4 of the Term Loan Agreement to a Person that is not a Loan Party or (ii) a Guarantor that is no longer required to be a party to this Guaranty pursuant to Section 8.14(b) or (c) of the Term Loan Agreement, then in the case of each of clauses (i) and (ii) of this Section 20(b), the guaranty of such Guarantor or such successor in interest hereunder shall automatically be discharged and released without further action by any Person, effective upon satisfaction of the conditions set forth in the Term Loan Agreement.
(c) Upon the Discharge of Guarantied Obligations or a release of any Guarantor from this Guaranty in accordance with Section 20(b), the Administrative Agent shall deliver to the Borrower or such Guarantor a letter or other release confirming such discharge or release, as applicable.

Section 21.    Successors and Assigns. Each reference herein to the Administrative Agent or any other Guarantied Party shall be deemed to include such Person’s respective successors and assigns (including any holder of the Guarantied Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to each Guarantor shall be deemed to include such Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding. The Guarantied Parties may, in accordance with the applicable provisions of the Guarantied Documents, assign, transfer or sell any Guarantied Obligation, or grant or sell participations in any Guarantied Obligations, to any Person without the consent of, or notice to, any Guarantor and without releasing, discharging or modifying any Guarantor’s obligations hereunder. Each Guarantor hereby consents to the delivery by the Administrative Agent and any other Guarantied Party to any Assignee or Participant (or any prospective Assignee or Participant) of any financial or other information regarding the Borrower or any Guarantor. No Guarantor may assign or transfer its obligations hereunder to any Person without the prior written consent of all Lenders and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void.
Section 22.    Joint and Several Obligations. the obligations of the Guarantors HEREUNDER SHALL BE joint and several, and ACCORDINGLY, each Guarantor CONFIRMS THAT IT is liable for the full amount of the “GUARANTEED Obligations” AND ALL OF THE OBLIGATIONS AND LIABILITIES OF EACH OF THE OTHER GUARANTORS HEREUNDER.
Section 23.    Amendments. This Guaranty may not be amended except in writing signed by the Administrative Agent and each Guarantor, subject to Section 13.6 of the Term Loan Agreement.
Section 24.    Payments. All payments to be made by any Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Administrative Agent at its Principal Office, not later than 1:00 p.m. on the date one Business Day after demand therefor.
Section 25.    Notices. All notices, requests and other communications hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given (a) to each Guarantor at its address set forth below its signature hereto, (b) to the Administrative Agent or any other Guarantied Party at its address for notices provided for in the Guarantied Documents, as applicable, or (c) as to each such party at such other address as such party shall designate in a written notice to the other parties. Each such notice, request or other communication shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of 3 days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of a Guarantor or Guarantied Party at the addresses specified; (ii) if telecopied, when transmitted; or (iii) if hand delivered or sent by overnight courier, when delivered; provided that in the case of the immediately preceding clauses (i) through (iii), non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication.
Section 26.    Severability. In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 27.    Headings. Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.
Section 28.    Limitation of Liability. None of the Administrative Agent, any other Guarantied Party or any of their respective Related Parties shall have any liability with respect to, and each Guarantor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by a Guarantor in connection with, arising out of, or in any way related to, this Guaranty, any of the other Guarantied Documents, or any of the transactions contemplated by this Guaranty or any of the other Guarantied Documents. Each Guarantor hereby waives, releases, and agrees not to sue the Administrative Agent, any other Guarantied Party or any of their respective Related Parties for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Guaranty, any of the other Guarantied Documents, or any of the transactions contemplated by thereby.
Section 29.    Electronic Delivery of Certain Information. Each Guarantor acknowledges and agrees that information regarding the Guarantor may be delivered electronically pursuant to Section 9.5 of the Term Loan Agreement.
Section 30.    Right of Contribution. The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment, such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share of such Excess Payment. The payment obligations of any Guarantor under this Section shall be subordinate and subject in right of payment to the Guarantied Obligations until the Discharge of Guarantied Obligations, and none of the Guarantors shall exercise any right or remedy under this Section against any other Guarantor until the Discharge of Guarantied Obligations. Subject to Section 10 of this Guaranty, this Section shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Applicable Law against any other Loan Party in respect of any payment of Guarantied Obligations. Notwithstanding the foregoing, all rights of contribution against any Guarantor shall terminate after such time, if ever, that such Guarantor shall cease to be a Guarantor for any reason in accordance with the applicable provisions of the Loan Documents.
Section 31.    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until termination of this Guaranty in accordance with Section 20 hereof. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 32.    Continuing Guaranty. This Guaranty is a continuing guaranty of payment and not of collection.
Section 33.    Definitions. (1) For the purposes of this Guaranty:
“Contribution Share” means, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Loan Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties) of the Loan Parties other than the maker of such Excess Payment; provided that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment.
“Discharge of Guarantied Obligations” shall have occurred when (a) all Commitments have been terminated, and (b) all Guarantied Obligations shall have been paid and satisfied in full (other than (i) those expressly stated to survive termination, (ii) contingent obligations as to which no claim, notice of a claim, action or other proceeding which could give rise to such obligations has been asserted, made, filed, commenced or threatened in writing, and (iii) obligations and liabilities under any Specified Derivatives Contract as to which arrangements satisfactory to the applicable Specified Derivatives Provider shall have been made).
“Excess Payment” means the amount paid by any Guarantor in excess of its Ratable Share of any Guarantied Obligations.
“Proceeding” means any of the following: (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code; (ii) a custodian (as defined in such Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding‑up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.

“Ratable Share” means, for any Guarantor in respect of any payment of Guarantied Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guarantied Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Loan Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Loan Parties hereunder) of the Loan Parties; provided that, for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Guarantied Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment.
“Specified Derivatives Obligations” means all indebtedness, liabilities, obligations, covenants and duties of the Borrower or its Subsidiaries under or in respect of any Specified Derivatives Contract, whether direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, and whether or not evidenced by any written confirmation.
(a)    As used herein, “Guarantors” shall mean, as the context requires, collectively, (a) each Subsidiary identified as a “Guarantor” on the signature pages hereto, (b) each Person that joins this Guaranty as a Guarantor pursuant to Section 8.14 of the Term Loan Agreement, (c) with respect to any Specified Derivatives Obligations between any Loan Party (other than the Borrower) and any Specified Derivatives Provider, the Borrower, and (d) the successors and permitted assigns of the foregoing.
(b)    Terms not otherwise defined herein are used herein with the respective meanings given them in the Term Loan Agreement.
[Signatures on Following Page]

IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.
GUARANTORS:
[NAME OF GUARANTOR]
By:
Name:
Title:
Address for Notices for all Guarantors:
c/o Spirit Realty, L.P.
16767 N. Perimeter Drive, Suite 210
Scottsdale, AZ 85260
Attention: Chief Financial Officer
Telecopy Number: (480) 256-1100

BORROWER:
SPIRIT REALTY, L.P.,
a Delaware limited partnership
By:
Name:
Title:

ANNEX I
FORM OF ACCESSION AGREEMENT
THIS ACCESSION AGREEMENT dated as of ____________, ____, executed and delivered by ______________________, a _____________ (the “New Guarantor”) in favor of BANK OF AMERICA, N.A., in its capacity as Administrative Agent (the “Administrative Agent”) under that certain Term Loan Agreement, dated as of November 3, 2015, by and among Spirit Realty, L.P., a Delaware limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.5 thereof (the “Lenders”), the Administrative Agent, and the other parties thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), for its benefit and the benefit of the other Guarantied Parties.
WHEREAS, pursuant to the Term Loan Agreement, the Administrative Agent and the other Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Term Loan Agreement;
WHEREAS, the Specified Derivatives Providers may from time to time enter into Specified Derivatives Contracts with the Borrower and/or its Subsidiaries;
WHEREAS, the New Guarantor is owned or controlled by the Borrower;
WHEREAS, the Borrower, the New Guarantor and the other Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financial accommodations from the Guarantied Parties through their collective efforts;
WHEREAS, the New Guarantor acknowledges that it will receive direct and indirect benefits from the Guarantied Parties making such financial accommodations available ; and
WHEREAS, the New Guarantor’s execution and delivery of this Agreement is a condition to the Guarantied Parties continuing to make such financial accommodations.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Guarantor, the New Guarantor agrees as follows:
Section 1.    Accession to Guaranty. The New Guarantor hereby agrees that it is a “Guarantor” under the Guaranty, dated as of November 3, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), made by the Guarantors party thereto in favor of the Administrative Agent, for its benefit and the benefit of the other Guarantied Parties, and assumes all obligations of a “Guarantor” thereunder, all as if the New Guarantor had been an original signatory to the Guaranty. Without limiting the generality of the foregoing, the New Guarantor hereby:
(a)    irrevocably and unconditionally guarantees the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all Guarantied Obligations (as defined in the Guaranty);

(b)    makes to the Administrative Agent and the other Guarantied Parties as of the date hereof each of the representations and warranties contained in Section 5 of the Guaranty and agrees to be bound by each of the covenants contained in Section 6 of the Guaranty; and
(c)    consents and agrees to each provision set forth in the Guaranty.
Section 2.    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
Section 3.    Definitions. Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Term Loan Agreement.
[Signatures on Following Page]

IN WITNESS WHEREOF, the New Guarantor has caused this Accession Agreement to be duly executed and delivered under seal by its duly authorized officers as of the date first written above.
[NEW GUARANTOR]
By:
Name:
Title:
([CORPORATE] SEAL)
Address for Notices:
c/o Spirit Realty, L.P.

Attention:______________________
Telecopier: (_____) ______________
Telephone: (_____) ______________
ACCEPTED:
BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

EXHIBIT C-1
FORM OF NOTICE OF BORROWING
____________, 20__
Bank of America, N.A.
901 Main St.
Mail Code TX1-492-14-11
Dallas, TX 75202
Attention: Nora J. Taylor
Telephone: 972-338-3778
Fax: 214-290-9673
Email: nora.j.taylor@baml.com
Ladies and Gentlemen:
Reference is made to that certain Term Loan Agreement, dated as of October [__], 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among Spirit Realty, L.P., a Delaware limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.5 thereof (the “Lenders”), Bank of America, N.A., as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given to such terms in the Term Loan Agreement.
1.    Pursuant to Section 2.1(b) of the Term Loan Agreement, the Borrower hereby requests that the Lenders make Loans to the Borrower in an aggregate amount equal to $___________________.
2.    The Borrower requests that such Loans be made available to the Borrower on ____________, 20__.
3.    The proceeds of such Loans will be used for ___________________________________________.
4.    The Borrower hereby requests that such Loans be of the following Type:
[Check one box only]
ž☐    Base Rate Loan
ž☐    Eurodollar Loan, with an initial Interest Period for a duration of:
[Check one box only]
ž☐    one month
ž☐    three months
ž☐    six months
[INCLUDE CLAUSE 5 DURING THE AVAILABILITY PERIOD ONLY]
5.    This is the [___] Notice of Borrowing delivered by the Borrower.

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the date of the making of the requested Loans, and immediately after making such Loans, (a) no Default or Event of Default exists or would exist; and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is and shall be true and correct in all respects) with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty was true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents. In addition, the Borrower certifies to the Administrative Agent and the Lenders that all conditions to the making of the requested Loans contained in Article VI of the Term Loan Agreement will have been satisfied or waived at the time such Loans are made (it being understood that the Borrower makes no representation as to whether any condition that by its terms is subject to the satisfaction of the Administrative Agent has been satisfied).
[Signatures on Following Page]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Borrowing as of the date first written above.
SPIRIT REALTY, L.P.,
a Delaware limited partnership
By:
Name:
Title:

EXHIBIT C-2
FORM OF NOTICE OF BORROWING
____________, 20__
Bank of America, N.A.
901 Main St.
Mail Code TX1-492-14-11
Dallas, TX 75202
Attention: Nora J. Taylor
Telephone: 972-338-3778
Fax: 214-290-9673
Email: nora.j.taylor@baml.com
Ladies and Gentlemen:
Reference is made to that certain Term Loan Agreement, dated as of October [__], 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among Spirit Realty, L.P., a Delaware limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.5 thereof (the “Lenders”), Bank of America, N.A., as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given to such terms in the Term Loan Agreement.
1.Pursuant to Section 2.5(b) of the Term Loan Agreement, the Borrower hereby requests that the Lenders make Loans to the Borrower in an aggregate amount equal to $___________________.
2.The amount of such Loans herein was repaid in the following prepayments:

Date of Prepayment	Amount of Prepayment

3.The amount of such Loans was repaid less than 30 days from the requested date of such Loans.
4.The Borrower requests that such Loans be made available to the Borrower on ____________, 20__.
5.The proceeds of such Loans will be used for ___________________________________________.
6.The Borrower hereby requests that such Loans be of the following Type:

[Check one box only]
ž☐    Base Rate Loan
ž☐    Eurodollar Loan, with an initial Interest Period for a duration of:
[Check one box only]
ž☐    one month
ž☐    three months
ž☐    six months

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the date of the making of the requested Loans, and immediately after making such Loans, (a) no Default or Event of Default exists or would exist; (b) all requirements set forth in the Term Loan Agreement applicable to the proposed borrowing have been met; and (c) the representations and warranties (other than the representations and warranties set forth in Section 7.1(e) and (h) of the Term Loan Agreement) made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is and shall be true and correct in all respects) with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty was true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents. In addition, the Borrower certifies to the Administrative Agent and the Lenders that all conditions to the making of the requested Loans contained in Article VI of the Term Loan Agreement will have been satisfied or waived at the time such Loans are made (it being understood that the Borrower makes no representation as to whether any condition that by its terms is subject to the satisfaction of the Administrative Agent has been satisfied).
[Signatures on Following Page]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Borrowing as of the date first written above.
SPIRIT REALTY, L.P.,
a Delaware limited partnership
By:
Name:
Title:

EXHIBIT D
FORM OF NOTICE OF CONTINUATION
____________, 20__
Bank of America, N.A.
901 Main St.
Mail Code TX1-492-14-11
Dallas, TX 75202
Attention: Nora J. Taylor
Telephone: 972-338-3778
Fax: 214-290-9673
Email: nora.j.taylor@baml.com
Ladies and Gentlemen:
Reference is made to that certain Term Loan Agreement, dated as of October [__], 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among Spirit Realty, L.P., a Delaware limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.5 thereof (the “Lenders”), Bank of America, N.A., as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Term Loan Agreement.
Pursuant to Section 2.8 of the Term Loan Agreement, the Borrower hereby requests a Continuation of Eurodollar Loans under the Term Loan Agreement, and in that connection sets forth below the information relating to such Continuation as required by such Section of the Term Loan Agreement:

1.	The requested date of such Continuation is ____________, 20__.

2.
The aggregate principal amount of the Loans subject to such Continuation is $________________________ and the portion of such principal amount subject to such Continuation is $__________________________.

3.	The current Interest Period of the Loans subject to such Continuation ends on ________________, 20__.

4.	The duration of the Interest Period for the Loans or portion thereof subject to such Continuation is:
[Check one box only]
ž☐    one month
ž☐    three months
ž☐    six months

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof and as of the date of the requested Continuation and after giving effect thereto, no Default or Event of Default exists or will exist.
[Signatures on Following Page]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Continuation as of the date first written above.
SPIRIT REALTY, L.P.,
a Delaware limited partnership
By:
Name:
Title:

EXHIBIT E
FORM OF NOTICE OF CONVERSION
____________, 20__
Bank of America, N.A.
901 Main St.
Mail Code TX1-492-14-11
Dallas, TX 75202
Attention: Nora J. Taylor
Telephone: 972-338-3778
Fax: 214-290-9673
Email: nora.j.taylor@baml.com
Ladies and Gentlemen:
Reference is made to the Term Loan Agreement, dated as of October [__], 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among Spirit Realty, L.P., a Delaware limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.5 thereof (the “Lenders”), Bank of America, N.A., as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Term Loan Agreement.
Pursuant to Section 2.9 of the Term Loan Agreement, the Borrower hereby requests a Conversion of Loans of one Type into Loans of another Type under the Term Loan Agreement, and in that connection sets forth below the information relating to such Conversion as required by such Section of the Term Loan Agreement:
1.    The requested date of such Conversion is ______________, 20__.
2.    The Type of Loans to be Converted pursuant hereto is currently:
[Check one box only]
ž☐    Base Rate Loan
ž☐    Eurodollar Loan

3.	The aggregate principal amount of the Loans subject to the requested Conversion is $_____________________ and the portion of such principal amount subject to such Conversion is $___________________.

4.	The amount of such Loans to be so Converted is to be converted into Loans of the following Type:

[Check one box only]
ž☐    Base Rate Loan
ž☐    Eurodollar Loan, with an initial Interest Period for a duration of:
[Check one box only]
ž☐    one month
ž☐    three months
ž☐    six months
The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof and as of the date of the requested Conversion and after giving effect thereto, no Default or Event of Default exists or will exist.
[Signatures on Following Page]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Conversion as of the date first written above.
SPIRIT REALTY, L.P.,
a Delaware limited partnership
By:
Name:
Title:

EXHIBIT F
FORM OF NOTICE OF PREPAYMENT
____________, 20__
Bank of America, N.A.
901 Main St.
Mail Code TX1-492-14-11
Dallas, TX 75202
Attention: Nora J. Taylor
Telephone: 972-338-3778
Fax: 214-290-9673
Email: nora.j.taylor@baml.com
Ladies and Gentlemen:
Reference is made to that certain Term Loan Agreement, dated as of October [__], 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among Spirit Realty, L.P., a Delaware limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.5 thereof (the “Lenders”), Bank of America, N.A., as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Term Loan Agreement.
Pursuant to Section 2.5 of the Term Loan Agreement, the Borrower hereby notifies the Administrative Agent that the Borrower plans to prepay the following Loans:
1.    The requested date of such prepayment is ______________, 20__.
2.    The Type of Loans to be prepaid pursuant hereto is:
[Check one box only]
ž☐    Base Rate Loan
ž☐    Eurodollar Loan, with an initial Interest Period for a duration of:
[Check one box only]
ž☐    one month
ž☐    three months
ž☐    six months

3.	The aggregate principal amount of the Loans to be prepaid is $_______________.

4.	The Borrower:
[Check one box only]
☐ DOES

☐ DOES NOT
reserve the right to make reborrowings pursuant to section 2.5(b) of the Term Loan Agreement on account of this proposed prepayment.
[Signatures on Following Page]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Prepayment as of the date first written above.
SPIRIT REALTY, L.P.,
a Delaware limited partnership
By:
Name:
Title:

EXHIBIT G
FORM OF TERM LOAN NOTE

$______________	_________, 20__
FOR VALUE RECEIVED, the undersigned, SPIRIT REALTY, L.P., a Delaware limited partnership (the “Borrower”), hereby unconditionally promises to pay to ___________________________ or registered assigns (the “Lender”), in care of BANK OF AMERICA, N.A., as Administrative Agent (the “Administrative Agent”), to its address at 901 Main St., Mail Code TX1-492-14-11, Dallas, TX 75202, or at such other address as may be specified by the Administrative Agent to the Borrower, the principal sum of ___________________ AND ___/100 DOLLARS ($_____________)(or such lesser amount as shall equal the aggregate unpaid principal amount of Loans made by the Lender to the Borrower under the Term Loan Agreement (as defined below)), on the dates and in the principal amounts provided in the Term Loan Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Term Loan Agreement.
This Note is one of the “Notes” referred to in the Term Loan Agreement, dated as of October [__], 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among the Borrower, the financial institutions party thereto and their assignees under Section 13.5 thereof, the Administrative Agent, and the other parties thereto, and is subject to, and entitled to, all provisions and benefits thereof. Capitalized terms used herein and not defined herein shall have the respective meanings given to such terms in the Term Loan Agreement. The Term Loan Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.
The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.
Time is of the essence for this Note.
[This Note is given in replacement of the Note dated _____ __, 20__, in the original principal amount of $_______ previously delivered to the Lender under the Term Loan Agreement. THIS TERM LOAN NOTE IS NOT INTENDED TO BE, AND SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING UNDER OR IN CONNECTION WITH THE OTHER TERM LOAN NOTE.]
THIS TERM LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
[Signatures on Following Page]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Note under seal as of the date written above.
SPIRIT REALTY, L.P.,
a Delaware limited partnership
By:
Name:
Title:

EXHIBIT H-1
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Term Loan Agreement, dated as of October [__], 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among Spirit Realty, L.P., a Delaware limited partnership (the “Borrower”), each of the financial institutions initially a signatory thereto together with their assignees under Section 13.5 thereof (the “Lenders”), Bank of America, N.A., as the Administrative Agent (the “Administrative Agent”), and the other parties thereto.
Pursuant to the provisions of Section 3.10 of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.
[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20__

EXHIBIT H-2
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Term Loan Agreement, dated as of October [__], 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among Spirit Realty, L.P., a Delaware limited partnership (the “Borrower”), each of the financial institutions initially a signatory thereto together with their assignees under Section 13.5 thereof (the “Lenders”), Bank of America, N.A., as the Administrative Agent (the “Administrative Agent”), and the other parties thereto.
Pursuant to the provisions of Section 3.10 of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable,. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.
[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20__

EXHIBIT H-3
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Term Loan Agreement, dated as of October [__], 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among Spirit Realty, L.P., a Delaware limited partnership (the “Borrower”), each of the financial institutions initially a signatory thereto together with their assignees under Section 13.5 thereof (the “Lenders”), Bank of America, N.A., as the Administrative Agent (the “Administrative Agent”), and the other parties thereto.
Pursuant to the provisions of Section 3.10 of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.
[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20__

EXHIBIT H-4
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Term Loan Agreement, dated as of October [__], 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among Spirit Realty, L.P., a Delaware limited partnership (the “Borrower”), each of the financial institutions initially a signatory thereto together with their assignees under Section 13.5 thereof (the “Lenders”), Bank of America, N.A., as the Administrative Agent (the “Administrative Agent”), and the other parties thereto.
Pursuant to the provisions of Section 3.10 of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Term Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.
[NAME OF LENDER]
By:
Name:
Title:

Date: ________ __, 20__

EXHIBIT I
FORM OF COMPLIANCE CERTIFICATE
Reference is made to the Term Loan Agreement, dated as of October [__], 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among Spirit Realty, L.P., a Delaware limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.5 thereof (the “Lenders”), Bank of America, N.A., as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given to them in the Term Loan Agreement.
Pursuant to Section 9.3 of the Term Loan Agreement, the undersigned hereby certifies to the Administrative Agent and the Lenders that:
1.    The undersigned has reviewed the terms of the Term Loan Agreement and has made a review of the transactions, financial condition and other affairs of the Borrower and its Subsidiaries as of, and during the relevant accounting period ending on, _______________, 20__.
2.    Schedule 1 attached hereto sets forth in reasonable detail as of the end of such fiscal quarter or fiscal year, as the case may be, (i) the calculations required to establish whether Spirit REIT was in compliance with the covenants contained in Section 10.1 of the Term Loan Agreement, and (ii) a list of all assets included in the calculation of Unencumbered Asset Value and discloses which assets have been added or removed from such calculation since the previous list was delivered to the Administrative Agent. Borrower hereby represents and warrants that each asset included in the calculation of Unencumbered Asset Value is an Eligible Asset satisfying all requirements set forth in the definition thereof in the Term Loan Agreement.
3.    Schedule 2 attached hereto sets forth a report of newly acquired Properties and Hybrid Assets, including Net Operating Income, cost and mortgage debt, if any, of each such Property or Hybrid Asset.
4.    To my knowledge, no Default or Event of Default exists [except as set forth on Attachment A hereto, which accurately describes the nature of the conditions(s) or event(s) that constitute (a) Default(s) or (an) Event(s) of Default and the actions which the Borrower (is taking)(is planning to take) with respect to such condition(s) or event(s)].
[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Compliance Certificate on and as of ___________, 20__.
SPIRIT REALTY, L.P.,
a Delaware limited partnership
By:
Name:
Title:

SCHEDULE 1
[To be attached by Borrower]

SCHEDULE 2
[To be attached by Borrower]

SCHEDULE 3
[To be attached by Borrower]